                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            OXIS INTERNATIONAL, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                          --Enter Company Name Here--
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                           OXIS INTERNATIONAL, INC.
                       6040 N. Cutter Circle, Suite 317
                            Portland, Oregon 97217

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                June 13, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OXIS International, Inc., a Delaware corporation ("OXIS" or the "Company"), will be held at the Hotel Vintage Plaza, 627 S.W. Washington Street, Portland, Oregon 97205, on Thursday, June 13, 1996 at 2:00 p.m. (local time), for the following purposes:

     1. To elect a Board of eight (8) Directors to serve for the ensuing year and until their successors are elected.

     2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to (i) increase the authorized number of shares of OXIS common stock from 25,000,000 shares to 40,000,000 shares and (ii) increase the authorized number of shares of OXIS preferred stock from 5,000,000 shares to 15,000,000 shares. YOU MUST VOTE "FOR" OR "AGAINST" OR ABSTAIN FROM VOTING ON THIS PROPOSAL AS A WHOLE. YOU MAY NOT VOTE "FOR" THE INCREASE IN AUTHORIZED COMMON STOCK BUT "AGAINST" THE INCREASE IN AUTHORIZED PREFERRED STOCK AND VICE VERSA.

     3. To approve an amendment of the Company's 1994 Stock Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 1,000,000 shares, to an aggregate of 2,200,000 shares.

     4. To transact such other and further business as may properly come before the meeting or adjournment or adjournments thereof.

     Common and preferred stockholders of record at the close of business on April 19, 1996, are entitled to notice of and to vote at the meeting. A complete list of such stockholders is open to examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, located at 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217.

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1995, is enclosed herewith.

                                       By Order of the Board of Directors



                                       Jon S. Pitcher, Secretary

Dated: April 26, 1996

     You are urged to fill in, sign, date and mail the enclosed Proxy as soon as possible. If you attend the meeting and vote in person, the Proxy will not be used. If the Proxy is mailed in the United States in the enclosed envelope, no postage is required. The prompt return of your Proxy will save the expense involved in further communication.

                            OXIS INTERNATIONAL, INC.
                        6040 N. Cutter Circle, Suite 317
                            Portland, Oregon  97217

                                PROXY STATEMENT

                       for Annual Meeting of Stockholders
                          to be held on June 13, 1996
                                                                  April 26, 1996

This Proxy Statement is furnished to you in connection with the solicitation by the Board of Directors of OXIS International, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hotel Vintage Plaza, 627 S.W. Washington Street, Portland, Oregon 97205, on Thursday, June 13, 1996 at 2:00 p.m. (local time) and at any subsequent time which may be necessary by the adjournment thereof.

If you were a holder of record of common stock, Series B Preferred Stock or Series C Preferred Stock of the Company (the "Voting Stock") at the close of business on April 19, 1996, you are entitled to vote at the meeting and your presence is desired. However, to assure your representation at the meeting, you are urged by the Board of Directors of the Company to sign and return the enclosed proxy as soon as possible. You can, of course, revoke your proxy at any time before it is voted if you so desire, either in person at the meeting or by delivery of a duly executed written statement to that effect to the Secretary of the Company.

The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of Proxy and the Annual Report to Shareholders for the fiscal year ended December 31, 1995. The Company has engaged D.F. King & Co. to assist the Company in the distribution and solicitation of Proxies and has agreed to pay D.F. King & Co. a fee of $750 plus expenses for its services. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's common stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

At the close of business on April 19, 1996, 12,124,423 shares of common stock, 642,583 shares of Series B Preferred Stock, and 663,976 shares of Series C Preferred Stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock and Series B Preferred Stock outstanding as of the April 19, 1996 record date is entitled to one vote. Each share of Series C Preferred Stock outstanding as of April 19, 1996 is entitled to the number of votes equal to 1.30 divided by the average closing bid price of the Company's common stock during the fifteen (15) consecutive trading days immediately prior to the date such share of Series C Preferred Stock was purchased. As of the record date, each share of Series C Preferred Stock would be entitled to
1.29 - 1.35 votes, resulting in a total of 883,221 votes for all of the Series C Preferred Stock outstanding. This Proxy Statement and the enclosed Proxy are first being mailed to the stockholders of the Company on or about April 30, 1996.


                           PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's executive offices on or before January 15, 1997, for inclusion in the Company's Proxy Statement with respect to such meeting.

                           PROXIES AND VOTE REQUIRED

Proxies

The persons named as Proxies for the OXIS Meeting in the enclosed proxy card (Ray R. Rogers, director and Chairman of the Board and Anna D. Barker, Ph.D., director and President and Chief Executive Officer) were selected by OXIS' Board of Directors.

Voting of Proxies

All properly executed proxies that are not revoked will be voted at the OXIS Meeting in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted FOR approval of all proposals in accordance with the recommendation of the Board of Directors of the Company. Any stockholder signing a proxy has the power to revoke it prior to the OXIS meeting, or at the meeting, prior to the vote pursuant to the proxy. A proxy may be revoked by delivering a written notice of revocation or a duly executed proxy bearing a later date or by attending the OXIS Meeting and voting in person.

Vote Required

Under Delaware law, approval of the amendment of OXIS' Restated Certificate of Incorporation to increase the authorized number of shares of preferred and common stock requires the affirmative vote of the holders of the majority of the outstanding shares of OXIS common stock and preferred stock entitled to vote and abstentions will be treated as votes against. Approval of the proposal to adopt the amendment to 1994 Stock Incentive Plan requires the affirmative vote of the majority of shares of OXIS stock entitled to vote and present in person or represented by proxy and abstentions will be treated as votes against. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote thereon. If a quorum is present those nominees receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director. For any other matter submitted to stockholders at the meeting, if a quorum is present the affirmative vote of the majority of the shares voted is required for approval. As a result, abstention votes have the effect of a vote against such matters.

The presence in person or by proxy of a majority of the shares of common stock outstanding and entitled to vote at the meeting is required for a quorum.

Effect of Broker Non-Votes

"Broker Non-Votes" occur when a broker holding shares of stock in street name withholds his vote on certain non-routine matters because the broker has not received instructions from the beneficial owner of those shares of stock and does not have discretionary authority to vote on such non-routine matters without such instructions. Under the Rules of the National Association of Securities Dealers, Inc., brokers holding shares of stock in street name must receive specific instructions from the beneficial owners in order to have the authority to vote, in person or by proxy, on certain "non-routine" matters as defined under those Rules. When a beneficial owner does not give specific instructions to the broker, the broker, as the holder of record, is entitled to vote only on "routine" matters and must withhold its votes as to any non-routine matters. When a proxy solicitation includes a non-routine proposal and the broker does not receive specific instructions from the beneficial owner, the resulting proxy is considered a "limited proxy". Shares represented by limited proxies are considered present for quorum purposes. However, shares represented by limited proxies are not considered present for purposes of determining the total number of shares with voting power present with regard to a non-routine proposal. The resulting broker non-vote will not be counted for or against such non-routine proposal.

Proposal 3 (Approval of the OXIS 1994 Stock Incentive Plan) is a "non-routine" proposal. Shares represented by limited proxies are not considered present for purposes of determining the total number of shares with voting power present with regard to this proposal. (Broker non-votes will not be counted for or against this proposal). Proposal 2 (Amendment to the Restated Certificate of Incorporation) is also a "non-routine" proposal. However, the amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Thus, all shares represented by a limited proxy at the meeting, even if unauthorized to vote for or against the Amendment to the Restated Certificate of Incorporation would be included. Broker non-votes will therefore be counted in the total pool of votes respecting Proposal 2. The ultimate effect will be that broker non-votes will have the same effect as votes against Proposal 2. Proposal 1 (Election of Directors) is a "routine" matter upon which brokers can cast votes with or without specific instructions from the beneficial holders and are thus counted for purposes of determining whether such Proposal has been approved.


                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

The Board of Directors of the Company currently consists of eight individuals, all of whom have been nominated for election at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies held by them for the Company's eight nominees. In the event that any such nominee is unable or declines to accept nomination or election, the proxies will be voted for any nominee who shall be recommended by the present Board of Directors. Directors are to be elected to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The names and ages of the eight nominees for director are set forth below:


          Name              Age                   Position
  ------------------------  ---  -----------------------------------------------

  Ray R. Rogers             56   Director, Chairman of the Board
  Anna D. Barker, Ph.D.     56   Director, President and Chief Executive Officer
  Timothy G. Biro           42   Director
  Stuart S. Lang            59   Director
  James D. McCamant         62   Director
  Gerald D. Mayer, Ph.D.    63   Director
  David A. Needham, Ph.D.   57   Director
  A.R. Sitaraman            62   Director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE COMPANY'S BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Securities

Common Stock

The following table sets forth certain information, as of March 31, 1996, with respect to persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock and beneficial ownership by directors and executive officers of the Company's common stock. Executive officers not required to be included in the Summary Compensation Table are not shown individually, but are included in the line captioned "Executive officers and directors as a group -- 10 persons".


Name and, as                               Amount and nature     Percent of
appropriate, address                    of beneficial ownership   class/1/
- --------------------                    -----------------------  ----------

Brantley Venture Partners II, L.P.
20600 Chagrin Blvd., Suite 1150
Cleveland, OH  44122                            764,893/9/           6.20%

S.R. One Limited
565 E. Swedesford Road, Suite 315
Wayne, PA  19087                                977,886/9/           7.79%

Dr. Anna D. Barker                              951,472/2//3/        7.80%

Timothy G. Biro                                  20,000/2//10/         *

Stuart S. Lang                                   17,000/2/             *

Dr. Gerald D. Mayer                              22,500/2//4/          *

James D. McCamant                               135,000/2//5/        1.11%

Dr. David A. Needham                             20,000/2//6/          *

Jon S. Pitcher                                   54,084/2/             *

Ray R. Rogers                                   700,701/2//7/        5.74%

A.R. Sitaraman                                   71,700/2//8/          *

Executive officers and directors
  as a group -- 10 persons                    1,992,457             16.04%

   * Less than one percent.

 /1/ As required by regulations of the Securities and Exchange Commission, the number of shares in the table includes shares which can be purchased within 60 days. Also required by such regulations, each percentage reported in the table for these individuals is calculated as though shares which can be purchased within 60 days have been purchased by the respective person or group and are outstanding.

 /2/ The holdings of directors Lang and McCamant each include 15,000 shares subject to options. The holdings of directors Biro, Mayer, Needham and Sitaraman each include 20,000 shares subject to options. The holdings of Anna D. Barker include 73,333 shares subject to options. The holdings of Jon S. Pitcher include 32,459 shares subject to options. The holdings of Ray R. Rogers include 78,333 shares subject to options.

 /3/ Dr. Barker's holdings include 401,285 shares owned by Dr. Barker jointly with her spouse.

 /4/ 2,000 of these shares are owned by Dr. Mayer jointly with his spouse, and 500 shares are owned by Dr. Mayer's individual retirement account.

 /5/ Included are 120,000 shares owned by America HealthCare Fund, L.P., a limited partnership of which Mr. McCamant is the sole general partner. Mr. McCamant also owns 85% of Piedmont Venture Group, which is a major investor in America HealthCare Fund, L.P.

 /6/ Dr. Needham is a consultant to the investment advisory firm which advises
     Alta-Berkeley L.P. II. Dr. Needham disclaims beneficial ownership of 534,322 shares owned by Alta-Berkeley L.P. II and 16,452 shares subject to options held by Alta-Berkeley L.P. II.

 /7/ Included are 10,000 shares owned by his individual retirement account, as to which Mr. Rogers exercises voting and investment power. Excluded from Mr. Rogers' shares are 140,771 shares owned by an irrevocable trust for the benefit of his children.

 /8/ Mr. Sitaraman's holdings include 15,300 shares owned by his SEP-IRA, 8,700 shares owned by his wife's SEP-IRA, 6,000 shares owned in equal amounts by Mr. Sitaraman's and his spouse's individual retirement accounts, 11,700 shares owned jointly with his spouse and 10,000 shares held by his daughter, as to which shares Mr. Sitaraman disclaims beneficial ownership.

 /9/ The holdings of Brantley Venture Partners II, L.P. include 214,194 shares of the Company's Series B Preferred Stock, which are convertible into an equal number of shares of common stock. The holdings of S.R. One, Limited include 428,389 shares of the Company's Series B Preferred Stock which are convertible into an equal number of shares of common stock.

/10/ Mr. Biro is a general partner of Brantley Venture Partners II, L.P.
     ("Brantley"). Pursuant to transactions which closed on July 19, 1995, Brantley owns 550,699 shares of common stock and 214,194 shares of the Company's Series B Preferred Stock. Mr. Biro disclaims beneficial ownership of shares held by Brantley.


Series B Preferred Stock

The following table sets forth certain information, as of March 31, 1996, with respect to persons known to the Company to be the beneficial owner of more than five percent of the Company's Series B Preferred Stock.


                                            Amount and nature       Percent of
  Name and address                       of beneficial ownership      class
  ----------------                       -----------------------    ----------

  Brantley Venture Partners II, L.P.
  20600 Chagrin Blvd., Suite 1150
  Cleveland, OH  44122                             214,194            33.33%

  S.R. One Limited
  565 E. Swedesford Road, Suite 315
  Wayne, PA  19087                                 428,389            66.67%


Series C Preferred Stock

The following table sets forth certain information, as of March 31, 1996, with respect to persons known to the Company to be the beneficial owner of more than five percent of the Company's Series C Preferred Stock.


                                            Amount and nature       Percent of
  Name and address                       of beneficial ownership      class
  ----------------                       -----------------------    ----------

  Rauch & Co.
  c/o State Street Bank & Trust
  225 Franklin Street
  Boston, MA  02110                                200,000            30.12%

  Legong Investments N.V.
  International Trade Center TM 126
  P.O. Box 6050 Piscadera Bay
  Curacao, Netherlands Antilles                    153,846            23.17%

  Marc Dumont
  37 Chemin Jean Achard
  CH-1231 Conches Geneve Switzerland                76,977            11.59%

  D.N.B. Fund Partners, L.P.
  3540 Pierce Street
  San Francisco, CA  94123                          76,977            11.59%

  Gestor Finance S.A.
  42, ave. de la Grand Armee
  75017 Paris France                                50,000             7.53%



                                            Amount and nature       Percent of
  Name and address                       of beneficial ownership      class
  ----------------                       -----------------------    ----------
  Marc Rebagliati
  45, Quai Wilson C.P. 365
  1211 Geneve Switzerland                           46,000             6.93%

Certain Relationships and Related Transactions

Brantley Venture Partners II, L.P. and S.R. One Limited, which each hold in excess of five percent of the Company's common stock and which together own 100% of the Company's Series B Preferred Stock, were major shareholders of Therox Pharmaceuticals, Inc., prior to its merger with a subsidiary of the Company in July 1995. Brantley Venture Partners II, L.P. received 550,699 shares of common stock in exchange for its shares of Therox Pharmaceuticals, Inc., and S.R. One Limited received 549,497 shares of common stock in exchange for its shares of Therox Pharmaceuticals, Inc.

Simultaneously with the acquisition of Therox Pharmaceuticals, Inc., the Company sold 214,195 shares of its Series B Preferred Stock to Brantley Venture Partners II, L.P. for $500,000 and 428,389 shares of its Series B Preferred Stock to S.R. One Limited for $1,000,000.

The holders of Series C Preferred Stock listed in the table above purchased their shares from the Company in January and February 1996 at a price of $1.30 per share.

The Company has paid, or accrued to pay, $68,545 in cash for legal and consulting services during 1995 by Mr. Taussig, a director of the Company until December 31, 1995. In addition, in March 1996, the Company's Compensation Committee awarded Mr. Taussig a grant of 35,000 shares of common stock and an option to purchase an additional 35,000 shares of common stock as part of his compensation for services rendered during 1995.


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the directors and executive officers of the Company.

Anna D. Barker, Ph.D.
Age:  56

Dr. Barker has been a director of the Company since May 10, 1993, and also previously served as the President and Chief Executive Officer of International BioClinical, Inc. ("IBC") from 1992 until its merger with OXIS in 1994. She became President and Chief Executive Officer of OXIS on September 7, 1994. Dr. Barker has over 20 years of senior international management experience with Battelle Memorial Institute ("Battelle") in the development and leadership of research and development and technology-based businesses, specifically: biotechnology; toxicology/pharmacology; analytical chemistry; and regulatory-based support for the drug development process. After leaving Battelle in 1991, Dr. Barker performed consulting services on an independent basis prior to joining IBC in 1992.

Dr. Barker serves on numerous committees and boards for both scientific societies and The National Institutes of Health. She has also published several scientific papers in the area of tumor immunology and received a number of awards from national agencies and civic organizations for her professional achievements and civic activities. She holds B.S. and M.S. degrees from Morehead State University and Ohio State University, respectively. Dr. Barker received her Ph.D. degree in Microbiology from Ohio State University in 1971.

Timothy G. Biro
Age 42

Mr. Biro has been a director of the Company since August 15, 1995. Mr. Biro is a general partner of Brantley Ventures Partners II, L.P. and Brantley Venture Partners III, L.P. In addition to being a director of OXIS, Mr. Biro is a member of the boards of directors of several privately held companies in which Brantley Venture Partners has invested.

Prior to joining Brantley Venture Partners in 1991, Mr. Biro was Superintendent of Pharmaceutical Manufacturing at Merck & Co., Inc. Mr. Biro holds B.S. degrees in Microbiology from Pennsylvania State University and in Pharmacy from Temple University, and an MBA from the Wharton School of Business.

Stuart S. Lang
Age 59

Mr. Lang was elected to the board on January 19, 1996, to fill a vacancy.

Mr. Lang has worked in the accounting field for over 25 years. He has been a tax partner and subsequently partner in charge of the Portland office of a national CPA firm. He founded a local accounting firm in Portland, Oregon, in 1985, and is managing member of that firm.

During his career, Mr. Lang has specialized in a variety of areas, including mergers, sales and acquisitions, strategic business planning, business valuation and patents and copyrights. He serves litigation clients in the areas of accountant's professional liability, business valuations, and the application of generally accepted accounting principles and auditing standards. He is a frequent expert witness in the field of forensic accounting.

Mr. Lang is past Chairman of IA International. He has served as a member of AICPA tax subcommittees, including Responsibilities in Tax Practice, and as chairman of the OSCPA Taxation and Estate Planning Committees.

James D. McCamant
Age 62

Mr. McCamant was elected to the board on January 19, 1996, to fill a vacancy.

Mr. McCamant is the editor of the Medical Technology Stock Letter and the AgBiotech Stock Letter. He has held those positions since the founding of those newsletters in December 1983 and August 1988 respectively. In addition, Mr. McCamant is the President of Piedmont Venture Group, the publisher of the two letters.

Mr. McCamant is the general partner of American Health Care Fund, LP, an investment partnership with a focus on investing in biotechnology stocks. From 1960 until he began the investment letter business, Mr. McCamant worked as a broker, analyst and principal for a number of brokerage firms in Northern California.

Gerald D. Mayer, Ph.D.
Age:  63

Dr. Mayer has been a director of the Company since May 10, 1993. Dr. Mayer retired at the end of 1992 as Director of Clinical Microbiology for the Anti-Infective Division of Marion Merrell Dow, Inc., after 27 years with that pharmaceutical manufacturer and its predecessors.

From 1978 to 1991, Dr. Mayer also held an adjunct faculty position at the University of Cincinnati Medical School's Department of Biochemistry, Molecular Genetics and Microbiology. Dr. Mayer's particular research interests include interferon inducers, interferons, antivirals and antibiotics. He has presented or published more than 45 articles in peer review journals in the microbiology field. In addition, he has served as an observer to the National Committee of Clinical Laboratory Standards.

Dr. Mayer received his B.S. degree in General Sciences (Chemistry) in 1958 from the University of Southwestern Louisiana. He received his Master's degree in 1960 in Microbiology from the same institution. In 1964, Dr. Mayer received his Ph.D. in Microbiology from Iowa State University.

David A. Needham, Ph.D.
Age:  57

Dr. Needham has been a director of OXIS since September 16, 1994. He is a consultant with Alta-Berkeley Associates, London, England, a venture capital group that invests in healthcare, including biotechnology, media and information services businesses. Dr. Needham has worked with Alta-Berkeley since 1985 and is a director of several private companies in which Alta-Berkeley has invested.

Prior to joining Alta-Berkeley in 1985, Dr. Needham worked in the United States. Beginning in 1981, he worked for BOC Healthcare where he was responsible for strategic direction and integration of worldwide operations and acquisition of new technology. Previously, Dr. Needham was a Divisional Director of the Medishield Corporation, responsible for a number of critical care equipment businesses supplying international markets. Prior to 1976 he was the Managing Director of a venture-backed United Kingdom medical equipment company. Dr. Needham is a graduate of Imperial College, University of London with B.Sc. Hons, and a Ph.D. in Aeronautical Engineering.

Ray R. Rogers
Age:  56

Mr. Rogers has been Chairman of the Board of the Company since May 10, 1993. He also served as Chairman of the Board of Directors of IBC from its organization in 1983 until its merger with the Company in 1994. Mr. Rogers served as President and Chief Executive Officer of IBC from 1983 until 1992 when he recruited Dr. Barker to serve those roles.

Prior to his involvement with IBC, Mr. Rogers was the principal in charge of consulting services at the Portland, Oregon, office of the international accounting firm of Arthur Young & Company. Mr. Rogers received his B.S. degree in Business Administration in 1964 from California State University, Chico.

A.R. Sitaraman
Age:  62

Mr. Sitaraman has been a director of the Company since May 10, 1993. Mr. Sitaraman earned an industrial engineering degree prior to graduating from the Indian Air Force Flying College and embarking upon an 18-year career as a pilot and instructor in the Indian Air Force. In 1974, Mr. Sitaraman entered the property management business in the United States. Mr. Sitaraman was a National Advisory Council Member of the National Center for Housing Management from its inception in 1976 through the end of 1990. Mr. Sitaraman was awarded "Certified Property Manager" designation by the Institute of Real Estate Management in 1985.

Mr. Sitaraman is the President and Chief Executive Officer of Sitrex International, Inc., a corporation involved in development, syndication and consulting in the real estate industry, in addition to the import and export business. Mr. Sitaraman has also specialized in corporate turn-arounds involving large real estate corporations having real estate assets of over a billion dollars.

Jon S. Pitcher
Age:  46

Mr. Pitcher, a Certified Public Accountant, has been Vice President and Chief Financial Officer of OXIS since September 7, 1994, and Secretary of the Company since August 15, 1995. Prior to the merger of International BioClinical, Inc. with the Company, Mr. Pitcher was Chief Financial Officer of International BioClinical, Inc., a position he had held since 1991.

Prior to joining International BioClinical, Inc., Mr. Pitcher was a partner in the international accounting firm, Ernst & Young, specializing in services to health care clients. Mr. Pitcher joined Arthur Young & Company in 1973 and became a partner in that firm in 1987. He became a partner in Ernst & Young when Arthur Young & Company merged into Ernst & Young. Mr. Pitcher received his B.S. degree in Business Administration from Pepperdine University in 1971 and his M.S. degree in Management from UCLA in 1973.

Timothy C. Rodell, M.D.
Age:  45

Dr. Rodell has been Chief Operating Officer of the Company since March 1, 1996. Prior to joining OXIS, Dr. Rodell spent ten years with Cortech, Inc., where he was most recently Executive Vice President of Operations and Product Development. At Cortech, Dr. Rodell was responsible for all phases of drug development including regulatory affairs and clinical trials.

Dr. Rodell received his M.D. and A.B. degrees from the University of North Carolina, at Chapel Hill. He subsequently completed post-doctoral training at the Eleanor Roosevelt Institute for Cancer Research and the Webb-Waring Lung Institute in Denver, Colorado. Dr. Rodell is Board Certified in Internal Medicine and Pulmonary Medicine and is a Fellow of the American College of Chest Physicians. He is currently a Clinical Assistant Professor of Medicine at the University of Colorado Health Sciences Center.


BOARD AND COMMITTEE MEETINGS

The Board of Directors has a Compensation Committee, whose function is to administer the Company's 1994 Stock Incentive Plan and other compensation plans and to act upon such other compensation matters as may be referred to it by the Board. The members of the Committee during 1995 were Messrs. Brown and Taussig. The Compensation Committee met 4 times during 1995 with both members in attendance at each meeting.

The Board has an Audit Committee which oversees the Company's internal accounting procedures and consults with, and reviews the reports of, the Company's independent accountants. The members of the Committee during 1995 were Messrs. Brown and Taussig. The Audit Committee met 5 times during 1995 with both members in attendance at each meeting.

Effective December 31, 1995, Messrs. Brown and Taussig both resigned from the Board of Directors. In January 1996 the Board of Directors appointed Stuart S. Lang and James D. McCamant as directors to serve until the next annual meeting of the Company. In January 1996 the board also appointed Messrs. Biro, Lang and Sitaraman to serve as members of the Company's Compensation and Audit Committees.

During the year ended December 31, 1995, the Board of Directors of the Company met ten times and each director attended at least 75% of the Company's Board meetings. The Board does not have a separate nominating committee.


COMPENSATION OF EXECUTIVE OFFICERS

Directors

The Company pays an annual fee of $4,000 to each non-employee director and an additional $1,000 to non-employee directors for serving as committee chairmen, but does not pay meeting fees. Directors are also reimbursed for their expenses incurred in attending meetings. Employee directors receive no compensation as directors. Compensation is also paid for special assignments. The Company has paid, or accrued to be paid, $68,545 in cash for legal and consulting services by Mr. Taussig during 1995. In addition, in March 1996, the

Compensation Committee awarded Mr. Taussig a grant of 35,000 shares of common stock and an option to purchase an additional 35,000 shares of common stock as part of his compensation for services rendered during 1995.

Under the Company's 1994 Stock Incentive Plan non-employee directors are awarded options to purchase 15,000 shares of common stock upon becoming directors of the Company and options to purchase 5,000 shares of common stock annually thereafter.

Executive Officers

Summary Compensation Table

The following table shows the compensation paid during the last three years to Company officers who received more than $100,000, or served as Chief Executive Officer during 1995:

                                                                                  Long Term
                                                                                 Compensation
                                                                                 ------------
                                                        Annual Compensation         Awards
                                                       ---------------------     ------------
Name and Position                              Year     Salary      Bonus           Options
Ray R. Rogers,
  Chairman, President and CEO                  1995    $185,000   $42,000/6/       55,000/5/
  (from May 10, 1993 to September 7, 1994)     1994    $153,125   $31,500/3/       30,000/4/
  Chairman of the Board                        1993    $ 83,570   $15,000/1/
  (from September 7, 1994)

Anna D. Barker,
  President and Chief Executive Officer        1995    $185,000   $42,000/6/       55,000/5/
  (from September 7, 1994)                     1994    $ 58,163   $10,500/3/       25,000/2/

Jon S. Pitcher
  Vice President, Chief Financial Officer
  and Secretary                                1995    $ 91,333   $10,500/6/       25,000/5/

- -------------------
 /1/ Accrued in 1993 and paid in 1994.

 /2/ Options to purchase 15,000 shares of the Company's common stock at an exercise price of $3.50 per share awarded to Dr. Barker as a non-employee director before she became an employee of the Company, and options to purchase 10,000 shares of the Company's common stock awarded as part of her 1994 compensation.

 /3/ Bonuses for 1994 awarded by the Company's board of directors.

 /4/ Options to purchase 30,000 shares of the Company's common stock awarded to Mr. Rogers as part of his 1994 compensation.

 /5/ Options to purchase 55,000 shares each awarded to Mr. Rogers and Dr.
     Barker and options to purchase 25,000 shares awarded to Mr. Pitcher as part of their 1995 compensation.

 /6/ Bonuses for 1995 of which $27,000 each for Mr. Rogers and Dr. Barker and $10,500 for Mr. Pitcher were approved by the Compensation Committee in March 1996.


Stock Purchase Warrants

In prior years, the Company issued warrants to purchase shares of common stock to certain officers and key employees (none of whom any longer hold a position with the Company) and to former directors.

Upon exercise of a warrant, the purchase price for the number of shares being purchased is payable in cash. Warrants contain provisions for adjustments in the event of stock splits, stock dividends, reorganizations and similar events.

Warrants are taxed as stock options which do not meet the requirements of the Internal Revenue Code of 1986 for incentive stock options. As a consequence, warrants do not receive the favorable tax treatment accorded to incentive stock options. Generally, upon exercise or transfer of a warrant, the holder of the warrant realizes ordinary taxable income, and the Company realizes a tax deduction, equal to the difference between the exercise price and the fair market value of the shares at the time, without regard to legal restrictions on transfer of the shares in the event the shares received are not registered pursuant to the Securities Act. To avoid the necessity for the warrant holder to borrow cash to purchase the shares subject to a warrant, exercisable warrants are subject to registration by the Company pursuant to the Securities Act and the warrants and underlying shares are transferable.

All warrants issued to former officers, directors and key employees are exercisable at $2.875 per share and expire through December 31, 1999.


Stock Options

The Company has reserved 1,200,000 shares of common stock for issuance under the 1994 Stock Incentive Plan. The plan permits granting stock options to acquire shares of the Company's common stock, awarding stock bonuses of the Company's common stock, and granting stock appreciation rights. As of December 31, 1995, options to purchase 382,900 shares of the Company's common stock had been issued and were outstanding under this plan. During 1994, options to purchase 15,000 shares of the Company's common stock at an exercise price of $3.50 per share were granted to directors Barker, Brown, Mayer, Sitaraman and Taussig; and options to purchase 15,000 shares of the Company's common stock at an exercise price of $3.13 were granted to Dr. Needham. During 1995, options to purchase the following shares of the Company's common stock were issued to directors:
25,000 to Dr. Barker and 45,000 to Mr. Rogers at an exercise price of $3.50; 20,000 to Mr. Biro, and 5,000 each to directors Brown, Mayer, Needham, Sitaraman and Taussig at an exercise price of $3.06.

In addition, options to purchase 214,700 shares of the Company's common stock, exercisable at $3.55 per share, were granted in connection with the 1994 acquisitions of Bioxytech and IBC. Mr. Rogers and Dr. Barker each received 20,000 of such stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR

Options granted to executive officers of the Company who are included in the Summary Compensation Table above for 1995 were as shown below:



                                        Individual Grants
- --------------------------------------------------------------------------------
                      Number of       % of total
                     common shares  options granted   Exercise
                      underlying      to employees    price per     Expiration
Name                    grant          in 1995          share          date
- ----                 -------------  ---------------   ---------   --------------

Ray R. Rogers          45,000/1/          16%           $3.50     April 30, 2004
Anna D. Barker         25,000/1/           9%           $3.50     April 30, 2004
Jon S. Pitcher         35,000/2/          13%           $2.25     March 14, 2005

- ------------------
/1/ The options granted to Mr. Rogers and Dr. Barker during 1995 became exercisable during 1995.

/2/ The option granted to Mr. Pitcher during 1995 became exercisable as to 1/3 of the shares in 1995 and becomes exercisable as to an additional 1/3 of the shares in each of 1996 and 1997.

                         FISCAL YEAR END OPTION VALUES

During 1995, no options were exercised. All options issued to executive officers who are included in the Summary Compensation Table above are shown below.

                                 Number of
                               common shares              Value of
                                underlying               unexercised
                                unexercised              in-the-money
                                options at                options at
                                December 31,             December 31,
  Name                              1995                     1995
  ----                   ----------------------------    ------------
                          Exercisable   Unexercisable
                         -------------  -------------
  Ray R. Rogers             65,000                           $0
  Anna D. Barker            60,000                           $0
  Jon S. Pitcher            23,334         12,459            $0


     PROPOSAL NO. 2 -- AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
                     INCORPORATION  (Item 2 on Proxy Card)

Increase in Number of Authorized Common Shares

The Board of Directors of OXIS has adopted a resolution to amend the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of OXIS to read in its entirety as follows:

         FOURTH: The Company is authorized to issue a total of forty million (40,000,000) shares of Common Stock, each of which shares of Common Stock has a par value of Fifty Cents ($.50). Dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote. All duly authorized One Dollar ($1.00) par value shares outstanding shall be deemed shares having a par value of Fifty Cents ($.50).

The purpose of such amendment is to increase the number of authorized shares of OXIS common stock from 25,000,000 to 40,000,000 shares. As of March 31, 1996, OXIS had outstanding 12,124,423 shares of common stock and 11,387,644 shares of common stock reserved for issuance as follows:

                                                                            Common
                                                                            shares
                                                                          ----------
Common shares outstanding                                                 12,124,423

Common shares reserved:

  For conversion of
  convertible securities:

    Series B Preferred Stock                                                 642,583

    Series C Preferred Stock - maximum number of common
    shares into which 4,000,000 Series C Preferred shares could
    be converted                                                           5,777,776

    8% Convertible Subordinated Debentures - maximum
    number of common shares into which outstanding debentures
    could be converted                                                     1,930,769

    Outstanding warrants                                                   1,621,817

  Shares reserved for issuance under 1994 Stock
  Incentive Plan                                                           1,200,000/1/

  Options outside the 1994 Stock Incentive Plan                              214,699
                                                                          ----------

Total common shares outstanding or reserved                               23,512,067
                                                                          ==========

- -----------------
/1/ Proposal No. 3, if approved, will increase the number of shares reserved for issuance under the 1994 Stock Incentive Plan to 2,200,000.

The OXIS Board believes that it is desirable for OXIS to have additional authorized but unissued shares of OXIS common stock to provide flexibility to act promptly with respect to acquisitions, public and private financing, stock dividends and for other appropriate purposes. Approval of the increase now will eliminate delays and the expense which otherwise would be incurred if stockholder approval were required to increase the authorized number of shares of OXIS common stock for possible future transactions involving the issuance of additional shares. However, the rules of the NASD governing corporations with securities listed on the NNM would still require stockholder approval by a majority of the total votes cast in person or by proxy prior to the issuance of designated securities (i) where the issuance would result in a change of control of the Company, (ii) in connection with the acquisition of the stock or assets of another company if an affiliate of the Company has certain interlocking interests with the company to be acquired or where the Company issues more than twenty percent (20%) of its currently outstanding shares or (iii) in connection with a transaction other than a public offering involving the sale or issuance of more than twenty percent (20%) of the common stock or voting power outstanding before the issuance, subject to certain exceptions or application to the NASD.

The additional shares of OXIS common stock may be issued, subject to certain exceptions, by the Company's Board of Directors at such times, in such amounts and upon such terms as the OXIS Board may determine without further approval of the stockholders. Any such issuance could reduce the current stockholders' proportionate interests in OXIS or dilute the stock ownership of persons seeking to obtain control of OXIS, depending on the number of shares issued and the purpose, terms and conditions of the issuance. Stockholders have no preemptive rights to subscribe to additional shares when issued.


Increase in Number of Authorized Preferred Shares

The second paragraph of Article FOURTH of the Restated Certificate of Incorporation of OXIS is proposed to be amended to read in its entirety as follows:

       The Company is authorized to issue a total of Fifteen Million (15,000,000) shares of Preferred Stock ($.01 par value), each of which shares of Preferred Stock may be issued in one or more series of stock within the class of Preferred Stock. Each series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority hereby expressly vested in it by the provisions of this Certificate of Incorporation.

The purpose of such amendment is to increase the number of shares of OXIS preferred stock from 5,000,000 to 15,000,000. As of March 31, 1996, no shares of Series A Preferred Stock, 642,583 shares of OXIS' Series B Preferred Stock and 663,976 shares of OXIS' Series C Preferred Stock were outstanding.

The second paragraph of Article FOURTH empowers the Board of Directors, without the necessity of further action or authorization by the stockholders (unless required in a specific case by applicable laws, regulations or stock exchange rules), to cause OXIS to issue preferred stock from time to time in one or more series, and to fix by resolution the relative rights and preferences of each series. The Series B and Series C Preferred Stock rank equal or senior to OXIS' common stock with respect to dividends and liquidation rights. Each future series of preferred stock will most probably also rank equal or senior to OXIS' common stock with respect to dividends and liquidation rights.

The Restated Certificate of Incorporation authorizes the Board of Directors to determine, among other things, with respect to each series of preferred stock which may be issued: (i) the distinctive designation of such series of preferred stock and the number of shares of preferred stock constituting such series, (ii) the rate and preference of dividends payable on such preferred stock, if any, the time of payment of dividends, provisions, if any, for the accumulation of such dividends, and the date from which any dividend shall accrue, (iii) the provisions of redemption of such preferred stock, if any, and, if redeemable, the redemption price and the terms and conditions of redemption,
(iv) the amount payable to holders of such preferred stock upon voluntary or involuntary liquidation, dissolution or winding up of OXIS, (v) purchase, retirement, or sinking fund or other provisions, if any, for the purchase, retirement or redemption of such preferred stock; (vi) the terms, rates of conversion or exchange and conditions on which such preferred stock may be converted or exchanged, if any, (vii) provisions, if any, as to voting rights and the extent of such voting rights of such preferred stock, and (viii) any other relative rights and preferences of such preferred stock, including, without limitation, any restrictions on an increase in the number of capital shares theretofore authorized and any limitation or restriction of rights or powers to which preferred stock of any future series shall be subject. Holders of common stock have no preemptive right to purchase or otherwise acquire any preferred stock that may be issued in the future. The proposed amendment will not change the number of shares of common stock currently authorized or outstanding or the number of shares of preferred stock outstanding.

This amendment will, in the opinion of the Board of Directors, increase OXIS' financial flexibility. The Board believes that the complexity of business financing and acquisition transactions require greater flexibility in OXIS' capital structure than now exists. Preferred stock will be available in an increased amount for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in OXIS' business and operations, issuance as part or all of the consideration required to be paid by OXIS for acquisitions of other businesses or properties, and issuance under employee benefit plans.

It is not possible to state the actual effect of the authorization of additional preferred stock upon rights of holders of common stock until the Board determines the respective rights of the holders of one or more future series of preferred stock. The effects of such issuance could include, however: (i) reduction of the amount otherwise available for payment of dividends on common stock if dividends are payable on preferred stock, (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears, (iii) dilution of voting power of common stock if the preferred stock have voting rights, and (iv) restriction of the rights of holders of common stock to share in OXIS' assets upon liquidation preference granted to holders of preferred stock.

The authorization of additional preferred stock improves the ability for the Board of Directors to move promptly if appropriate opportunities or contingencies should arise. If the proposed amendment is approved, the consummation of any future plans to issue preferred stock may be facilitated because the delay and expense of calling a special shareholders' meeting to increase the number of authorized shares of preferred stock would be avoided since the issuance of authorized preferred stock could be approved by the Board of Directors without any further stockholder approval.

Voting or convertible preferred stock could be issued by private placement or public offering, or rights to purchase such preferred stock could be issued, to create voting impediments to or to frustrate persons seeking to effect a takeover or otherwise to gain control of OXIS. The Delaware Corporations Code permits the issuance of classes of shares with voting rights under which a majority vote of the holders of each class, voting separately, is required to approve a merger. Preferred stock could be issued with such rights to make approval of a merger more difficult. The issuance of preferred stock could also increase the absolute cost of a merger or other takeover transaction if the price to be paid in such a transaction for such additional shares pursuant to their terms or otherwise exceeds consideration received by OXIS upon issuance of such shares.

This amendment could discourage an attempt by a person to acquire control of OXIS by a tender offer or other means. It could therefore deprive stockholders of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of voting preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent management and directors from office even if such change would be favorable to the stockholders generally.

The Board of Directors believes that the financial flexibility offered by the amendment increasing the number of shares of authorized preferred stock far outweighs any of its potential disadvantages. To the extent that it may have anti-takeover effects, the amendment may encourage persons seeking to acquire OXIS to negotiate directly with the Board, enabling the Board to consider the proposed transaction in a nondisruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves the stockholders' interest.

Vote Required

The approval of the amendment of OXIS' Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of OXIS common and preferred stock entitled to vote. Consequently, abstentions will have the effect of a vote against the proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO OXIS' RESTATED CERTIFICATE OF INCORPORATION.


      PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO 1994 STOCK INCENTIVE PLAN
                             (Item 3 on Proxy Card)


The Company's Board of Directors and stockholders have previously approved the adoption of the Company's 1994 Stock Incentive Plan (the "Plan") and the reservation of 1,200,000 shares of the Company's common stock for issuance thereunder. In April 1996, the Board of Directors authorized an amendment to the Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 1,000,000 shares, bringing the total number of shares issuable under the Plan to 2,200,000. At the Annual Meeting, the stockholders are requested to consider and approve the proposed amendment to the Plan to increase the number of shares issuable under the Plan to 2,200,000. The OXIS Board believes that adoption of the amendment to the Plan will ensure OXIS' ability to attract and retain the best available individuals to serve as employees, officers, directors, consultants, independent contractors and advisors of OXIS.

Summary of the Plan

The Plan permits granting stock options to acquire shares of OXIS' common stock ("Options"), awarding stock bonuses of OXIS' common stock, selling shares of OXIS' common stock and granting stock appreciation rights ("SARs") (collectively, the "Awards"). Both incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") may be granted under the Plan.

Awards under the Plan to other than directors of OXIS who are not employees of either OXIS or a subsidiary of OXIS (the "Non-employee Directors") are not determinable because such awards are made in the discretion of the OXIS Board or its designated committee. See "Administration" below.

Purpose

The purposes of the Plan are to attract, retain and provide equity incentive to selected persons to promote the financial success of OXIS. The OXIS Board of Directors believes that it is essential to the future of OXIS that OXIS be in a position to grant Awards under a stock incentive plan to selected employees, officers, directors, consultants, independent contractors and advisors in order for OXIS to remain competitive in attracting and retaining such individuals.

Administration

The Plan is administered by a committee of the Board of Directors of OXIS (the "Plan Committee") comprised of at least two "disinterested persons" within the meaning of Rule 16b-3(c)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although the plan could be administered by the OXIS Board if it were comprised solely of "disinterested persons". The interpretation and construction of any provision of the plan or any related agreement by the Plan Committee is final and binding. With the exception discussed below in "Options
- - Non-Employee Director Formula Option Grants", the Plan Committee selects the persons to whom Awards will be granted, determines the type of Award, the number of shares to be covered by any Options or SARs awarded, the exercise price of any such Options, the period during which any such Options may be exercised and all other terms and conditions of Awards.

Eligibility

With the exception discussed below in "Options - Non-Employee Director Formula Option Grants", the Plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of OXIS or any parent, subsidiary or affiliate of OXIS. ISOs may be granted only to employees

(including officers and directors who are also employees) of OXIS or any parent, subsidiary or affiliate of OXIS. See "Certain United States Federal Income Tax Information" below for information concerning the tax treatment of ISOs and NQSOs.

As of March 31, 1996, there are eight directors of OXIS (six of whom are Non-Employee Directors) and two OXIS officers (who are not directors) eligible to participate in the Plan. There are approximately 59 employees of OXIS and its subsidiaries who are not serving as officers who are also eligible to participate. It is not possible to estimate the number of consultants, independent contractors and advisors who are or may become eligible to participate in the Plan.

Options

Grant of Options
- ----------------

The date of grant of an Option is the date on which the Plan Committee makes the determination to grant the Option unless otherwise specified by the Plan Committee. Option grants are evidenced by a written stock option grant and, if for any reason a written stock option grant is not executed within sixty (60) days of the date of grant, such Option grant shall be null and void. No consideration shall be received by OXIS for the granting of Options. Subject to the express provisions of the Plan, the exercise of an Option shall be subject to such terms, conditions and restrictions as the Plan Committee may impose in its sole discretion, including restrictions concerning transferability, repurchase and forfeiture.

Options shall be exercisable on the terms set forth in the stock option grant; provided that no Option shall be exercisable after the expiration of ten years from the Option grant date. The Plan Committee may accelerate the earliest exercise date of any Option.

The Plan states that there is a $100,000 limit to the aggregate fair market value (calculated as set forth in "Option Price" below) of stock with respect to which ISOs, whether granted under the Plan or any other ISO plan of OXIS or its parent or subsidiary, are exercisable for the first time by an optionee during any calendar year. The above limitations are driven by provisions of the Code and are subject to change in the event that the relevant sections of the Code or regulations promulgated thereunder are amended.

Option Price
- ------------

The exercise price of a NQSO shall be not less than eighty-five percent (85%) of the fair market value of the shares underlying the Option on the date the Option is granted. The exercise price of an ISO shall be no less than one hundred percent (100%) of the fair market value of the shares on the date the Option is granted, unless the person to whom the Option is granted is a ten percent (10%) shareholder of OXIS in which case the exercise price shall be not less than one hundred ten percent (110%) of the fair market value of the shares on the date the Option is granted. The Plan Committee shall have the power, within certain limitations, to reduce the exercise price of outstanding Options.

For purposes of the Plan, the fair market value of a share of OXIS' Common Stock on a given date shall be the closing price on the NASDAQ National Market System on the last trading day prior to the date of determination. The closing price per share of OXIS' Common Stock on April 2, 1995, on the NASDAQ National Market System was $1-7/8.

The method of payment for shares issued upon exercise of Options granted under the Plan shall be determined by the Plan Committee and may consist of cash, cancellation of indebtedness, other shares of common stock and certain other methods permitted by law.

Non-Employee Director Formula Option Grants
- -------------------------------------------

No ISOs, SARs or stock bonuses shall be awarded or shares sold to Non-Employee Directors under the Plan. All grants of Options to Non-Employee Directors are automatic and nondiscretionary. Accordingly, no person shall have any discretion to select which such Non-Employee Directors shall be granted Options, to determine when such Options may be granted or to determine the number of shares of OXIS' Common stock to be covered by Options granted to such Non-Employee Directors. All grants of Options to such Non-Employee Directors shall be made in strict accordance with the following provisions:

(i) On the first business day following OXIS Board approval of the Plan, each Non-Employee Director received a NQSO covering 15,000 shares. The OXIS Board approved the Plan on June 15, 1994 and the closing price per share of OXIS' Common Stock was $3.50. Non-Employee Directors appointed by the OXIS Board or elected by the OXIS stockholders after such date shall receive a NQSO covering 15,000 shares on the first business day following such appointment or initial election. Thereafter, annually on the first business day following the 1995 annual meeting of OXIS' stockholders and the first business day following each annual meeting thereafter, each Non-Employee Director (other than one taking office for the first time as a result of his or her election at such meeting and therefore receiving a NQSO covering 15,000 shares) shall receive a NQSO covering 5,000 shares.

(ii) The exercise price of such options shall be equal to one hundred percent (100%) of the fair market value of the shares on the date of grant determined as set forth under "Option Price" above.

(iii) Such options shall be exercisable beginning six months after the date of the grant and their term shall be ten years.

Stock Bonuses

The Plan Committee may award shares under the Plan as stock bonuses for no consideration or for such minimum consideration as may be required by applicable law in an amount and form as determined by the Plan Committee. An award of a stock bonus shall be subject to such terms, conditions and restrictions as the Plan Committee may impose in its sole discretion, including restrictions concerning transferability, repurchase and forfeiture. The recipient of a stock bonus must also satisfy any applicable federal, state or local tax withholding requirements.

Stock Sales

The Plan Committee may issue shares of OXIS Common Stock under the Plan for such amount (no less than par value) and form of consideration as determined by the Plan Committee. A stock sale under the Plan shall be subject to such terms, conditions and restrictions as the Plan Committee may impose in its sole discretion, including restrictions concerning transferability, repurchase or forfeiture. The purchaser must also satisfy any applicable federal, state or local tax withholding requirements.

Stock Appreciation Rights

A SAR may be granted by the Plan Committee in tandem with an Option or as a freestanding SAR. No consideration shall be received by OXIS for the granting of SARs. Subject to the express provisions of the Plan, the exercise of a SAR shall be subject to such terms, conditions and restrictions as the Plan Committee may impose at its sole discretion, including restrictions concerning transferability, repurchase and forfeiture. The recipient of a SAR must also satisfy any applicable federal, state or local tax withholding requirements.

A SAR shall be exercisable only at the time or times established by the Plan Committee; provided that no SAR shall be exercisable after the expiration of ten years from the date the SAR was granted. If a SAR is granted in connection with an Option, the SAR shall be exercisable only to the extent and on the same conditions that the related Option could be exercised and, upon exercise of such a SAR, any Option or any portion of such Option to which the SAR relates shall terminate. Similarly, upon the exercise of an Option to which a SAR relates, the SAR or portion thereof to which the Option relates shall terminate.

The Plan Committee may accelerate the earliest exercise date of any SAR.

Nonassignability of Options and SARs

Options and SARs granted pursuant to the Plan are nonassignable and nontransferable by the optionee or recipient, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee or recipient, only by the optionee or recipient or any permitted transferee.

Adjustment Upon Changes in Capitalization and Corporate Transactions

In the event that the number of outstanding shares of Common Stock of OXIS is increased or decreased by a change in the capital structure of OXIS without consideration, such as stock splits or dividends, or, if a substantial portion of the assets of OXIS are distributed without consideration to the stockholders of OXIS in a spin-off or similar transaction, appropriate adjustments shall be made in the number or kind of shares available for Awards under the Plan, the number or kind of shares subject to outstanding Options or SARs and the exercise price per share of such Options.

In the event of a merger, consolidation, or similar occurrence where OXIS is not the surviving corporation, or the sale of all or substantially all of the assets of OXIS, each outstanding Award shall be assumed or substituted by such successor corporation. In the event such successor corporation does not agree to assume or substitute such Awards or to provide substantially similar consideration to optionees or other recipients of Awards as was provided to stockholders, or in the event of a dissolution or liquidation of OXIS, OXIS shall notify each optionee or other recipient that the Awards shall expire on a date at least twenty (20) days after OXIS gives such written notice.

Termination of Employment or Service Through Death, Disability or Otherwise

Under the Plan, in the event an optionee ceases to be employed by or to provide services to OXIS or any parent or subsidiary of OXIS (and, in the case of a NQSO, by or to any affiliate of OXIS) for any reason other than death or permanent and total disability, any Option which was exercisable at the date of termination may thereafter be exercised for a period of thirty (30) days. If termination results from death or permanent and total disability, any Option which was exercisable at the date of termination may thereafter by exercised for a period of twelve (12) months. However, in no event may any Option be exercised once its term has expired.

Plan Amendment and Termination

Except as described below, the Plan Committee may amend the Plan at any time or may terminate the Plan without stockholder approval. However, except with respect to SARs which may be withdrawn or amended at any time or may become subject to retroactive rules and regulations, no action may be taken which would impair the rights of any recipient of an Award without the consent of such recipient, and the terms and conditions of formula grants to Non-Employee Directors shall not be amended more frequently than permitted for formula plans meeting the conditions of Rule 16b-3 promulgated by the SEC. In any event, the Plan will terminate on April 30, 2004.

Stockholder approval is required for certain specified amendments to the Plan, including any amendment that increases the total number of shares for which Awards may be granted, extends the duration of the Plan, extends the period during and over which Options or SARs may be exercised under the Plan, or changes the class of persons eligible to receive awards granted under the Plan (except as may be required to comport with changes in the Code, ERISA or regulations promulgated thereunder).

Certain United States Federal Income Tax Information Regarding Options

Options granted under the Plan may be either ISOs, as defined in Section 422 of the Code, or NQSOs.

Incentive Stock Options
- -----------------------

If an option granted under the Plan is an incentive stock option, the optionee will recognize no income under the grant of the incentive stock option and incur no tax liability at the time of exercise unless the optionee is subject to the alternative minimum tax. OXIS will not be allowed a deduction for federal income tax purposes as a result of the exercise of the incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after the grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of option exercise or the sale price of the stock. OXIS will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonqualified Stock Options
- --------------------------

All options which do not quality as incentive stock options under the Code are referred to as nonqualifed stock options. Generally, an optionee will not recognize any taxable income at the time the optionee is granted a nonqualified stock option. However, upon exercise of the option, the optionee will recognize ordinary income for income tax purposes equal to the excess of the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of OXIS will be subject to tax withholdings by OXIS by payment in cash or out of the current earnings paid to the optionee. OXIS will be allowed a deduction for federal tax purposes in an amount equal to the income recognized by the optionee so long as OXIS has met all applicable withholding requirements and so long as the exercise of the option by optionee does not cause OXIS to violate the limits on executive compensation set forth in
Section 162(m) of the Code. If the optionee holds such shares for more than one year following exercise of the option, any gain realized upon disposition will be treated as long-term capital gain. If the shares are sold within one year after the exercise date, any gain realized upon disposition will be treated as short-term capital gain. The gain realized upon disposition will be the excess, if any, of the sales price over the tax basis of the shares.

Tax Summary Only
- ----------------

The foregoing summary of the effect of federal income taxation upon the optionee and OXIS with respect to the purchase of OXIS' shares under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the provisions of the income tax laws of any municipality, state, or foreign country.

Options Received by Certain Persons

Options granted under the 1994 Stock Incentive Plan to certain individuals and groups of individuals since the inception of the Plan are set forth below:

                                                                               Number of
                                                                             Common Shares
                                                                           Underlying Grant
                                                                           ----------------
  Executive officers included in Summary Compensation Table:
     Ray R. Rogers, Chairman                                                     85,000
     Anna D. Barker, President and Chief Executive Officer                       80,000
     Jon S. Pitcher, Vice President, Chief Financial Officer
       and Secretary                                                             60,000

  Nominees for election as directors, other than Rogers and Barker, above:
     Timothy G. Biro                                                             20,000
     Stuart S. Lang                                                              15,000
     James D. McCamant                                                           15,000
     Gerald D. Mayer, Ph.D.                                                      20,000
     David A. Needham, Ph.D.                                                     20,000
     A.R. Sitaraman                                                              20,000

  Other recipients of at least 5% of options available:
     Timothy C. Rodell                                                          300,000
     Lynda M. Taylor                                                             60,000
     Peter E. Taussig                                                            55,000

  All current executive officers, as a group                                    525,000

  All current directors who are not executive officers,
     as a group                                                                 110,000

  All employees, excluding executive officers, as a group                       210,500

Stockholder Rights

The recipient of an Award shall have no rights as a stockholder of OXIS with respect to any shares until the date such recipient is issued a stock certificate for such shares of OXIS.

Vote Required

The approval of the amendment of OXIS' 1994 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the outstanding shares of OXIS common and preferred stock entitled to vote. Consequently, abstentions will have the effect of a vote against the proposed amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO OXIS' 1994 STOCK INCENTIVE PLAN AND THE RESERVATION OF AN ADDITIONAL 1,000,000 SHARES FOR ISSUANCE THEREUNDER. UNLESS OTHERWISE DIRECTED BY A STOCKHOLDER, PROXIES WILL BE VOTED "FOR" ADOPTION OF THIS AMENDMENT OF THE 1994 STOCK INCENTIVE PLAN AND RESERVATION OF AN ADDITIONAL 1,000,000 SHARES FOR ISSUANCE THEREUNDER.

                       SELECTION OF INDEPENDENT AUDITORS

Deloitte & Touche LLP has been selected to act as the Company's principal accountant for the fiscal year ending December 31, 1996. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions of stockholders.


                     INFORMATION INCORPORATED BY REFERENCE

Certain information required to be disclosed in connection with Proposal No. 2 is incorporated herein by reference from the material contained on pages 7 through 26 of the Company's 1995 Annual Report to Shareholders.


                                 OTHER MATTERS

The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the Proxy.

It is important the Proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to fill in, sign, date and return the enclosed Proxy.

A copy of the Company's Annual Report for the fiscal year ended December 31, 1995, filed with the Securities and Exchange Commission, is being delivered simultaneously herewith to each stockholder of the Company of record as of April 19, 1996.

The Company's stock transfer agent and registrar is Boston EquiServe, P.O. Box 644, Boston, MA 02102. Telephone: (800) 442-2001.

                                    OXIS INTERNATIONAL, INC.

                                    By Anna D. Barker, Ph.D.
                                    President and Chief Executive Officer

OXIS International Inc. develops,
manufactures and markets a series of
therapeutic and diagnostic products. Our research and development efforts are concentrated primarily on the development of products to diagnose, treat and prevent diseases associated with free radicals and reactive oxygen species. We are pursuing drug discovery with a method of operation that represents a different model for biomedical companies.

Our model is to fund our research and
development through alliances with
pharmaceutical companies and with revenues from generic diagnostic assays and our growing presence in the area of diagnostic assays for markers of oxidative stress. Over the next two years we expect to establish the relevance of these assays in the clinical arena, where oxidative stress profiles could become an important part of the booming "Wellness" market.

Longer term, we see the potential for our growth in the development of therapeutics for diseases not now adequately addressed by available medications. Oxidative stress has been recognized as a basic mechanism of disease and our therapeutic programs target high-value markets. These include cardiovascular disease and a number of inflammatory diseases -- inflammatory bowel disease, cataracts and arthritis. Our two most advanced programs are moving ahead aggressively, and we hope to achieve the milestone of initial human clinical trials for one or more compounds over the next 18 months.


                Table of Contents

           Letter to Shareholders       2

      Management's Discussion and
                         Analysis       7

          Selected Financial Data      10

Consolidated Financial Statements      11

  Notes to Consolidated Financial
                       Statements      15

     Independent Auditors' Report      26

           Officers and Directors      27

            Corporate Information      28

[LOGO OF OXIS INTERNATIONAL, INC.]

                     L E T T E R   T O   S H A R E H O L D E R S

[LOGO OF OXIS International, Inc.]

       April 30, 1996

       Dear Fellow Shareholders;

       OXIS International, Inc. (OXIS) undertook several key initiatives in 1995 to position the Company for a successful future. As a result, we enter 1996 with a clear focus and the organizational capabilities to meet our scientific and business challenges and achieve our mission.

       During 1995, we made substantial progress in increasing the value of our diagnostics and therapeutics technology portfolio; at the same time, our business and technology focus is now more synergistic due to the downsizing and integration of our operations. Further, the addition of new products and key distributors for our diagnostics led to improved current revenues for selected products and enhanced the potential for future gains in revenues. We also successfully completed the acquisition of Therox Pharmaceuticals, Inc. (Therox) a private company with excellent therapeutics technology that both complements and strategically strengthens our current portfolio of novel anti-oxidant molecules. Finally, we successfully raised approximately $6 million to support our strategic plan for the Company.

       Specific highlights of 1995 included:

OXIS enhanced the value of its technology portfolio and made significant progress in the preclinical development of two key therapeutics programs.

       Through the acquisition of Therox, we added several key antioxidant technologies, including "platform" antioxidant compounds that can be used to create bifunctional molecules. For example, we can add enzyme inhibitors, or other functional groups, to these antioxidant molecules in order to treat complex inflammatory diseases. This acquisition also brought ten patents and several additional patent applications, collaborative relationships with key university scientists and several additional series of antioxidant molecules that could produce significant revenue for the Company in the near term.

       Perhaps of most importance, we successfully focused our efforts in the discovery and development of novel antioxidant molecules and selected two key programs to move forward as quickly as possible into initial human clinical trials. These are the glutathione peroxidase mimics program (GPx), developed in our French laboratories, and our membrane active lipid soluble antioxidants (LSA), acquired through the Therox transaction.

       As a result of this strategic focus, our international project teams have acquired exciting new data on both series of molecules that suggests a revolutionary level of cellular protection. The lead GPx molecule has shown activity in animal models, including models for inflammatory bowel disease and for acute hepatitis. In preliminary experiments, both series of molecules have also shown the ability to inhibit a factor called NFk-B, a genetic factor that we believe plays a key role in the inflammatory process. These early findings suggest that two of our lead LSA molecules may be active at lower levels than previously reported for other active molecules. We are currently repeating and extending these studies to further clarify the role of our molecules ias potential NFk-B inhibitors. We are pleased to report that we have also met all of our regulatory milestones to date for the GPx mimics program, which should allow us to perform initial human clinical trials this year. The LSA lead molecule will follow the GPx program by several months.

       We were successful in licensing a beta-lactamase diagnostic technology to Becton-Dickinson for use in their product line. We also made progress in the development of improved forms of two of our research assays that should reach the market in 1996. These assays are discussed more fully below.

The Company integrated and reorganized to improve the efficiency and effectiveness of our operations.

       During 1995, we successfully integrated support functions for our domestic and Paris operations and initiated efforts to eliminate redundant capabilities. As a result, we closed our facility in Mountain View, California, and relocated the development programs to Portland. We also selectively reduced staff across the Company and will add critical key staff in 1996. For example, Dr. Tim Rodell has recently joined us as our Chief Operating Officer. Dr. Rodell is a physician with extensive experience in operations, clinical trials and drug development. During his tenure at Cortech, Inc., he was responsible for preclinical development of three drugs now in clinical trials and conducted international Phase I and Phase II clinical trials. We will continue our program to optimize the synergy of our operations and build our staff through selective recruiting.

In 1995, OXIS improved revenues, added diagnostic products and acquired key new distributors for our research and commercial assays.

       We are pleased with the acceptance by the research community of our assays to measure markers of oxidative stress. We increased our revenues from these assays 25%. This was accomplished in part due to the development of relationships with the key distributors of research products, including Calbiochem, R&D Systems U.S., and Boheringer Ingelheim. We enhanced our generic diagnostics business through the addition of a line of drugs-of-abuse assays and an exclusive assay, developed by OXIS, for the new anti-seizure drug, topiramate. We believe these products have significant revenue potential. Our goals for 1996 and beyond are to maximize revenues from our generic diagnostics, increase sales of our research assays for markers of oxidative stress and utilize these research assays to create an oxidative stress profile that can be sold to the "Wellness" market.

       It should be noted that OXIS' overall revenues were hurt when
       Sanofi Winthrop's Phase III clinical trial for head trauma failed to reach statistical significance. OXIS had previously supplied bovine superoxide dismutase (SOD) to Sanofi Winthrop for this program. Fortunately, the Company had developed an alternative business strategy that integrated our synthetic pharmaceutical research and development programs with our markers of oxidative stress, so the closure of this market for bovine SOD did not significantly impact our plans for the future.

OXIS raised significant funds to finance is research and development programs and successfully completed a strategic acquisition in 1995.

       Among the key challenges the Company faced in 1995 was the requirement to raise funds to strategically accelerate the preclinical development of its two lead therapeutics programs. The successful completion of initial human clinical trials will be a major factor in attracting pharmaceutical alliance partners for the clinical development of our therapeutic molecules. The Company was successful in raising approximately $4.5 million from private sources and previous investors, and an additional $1.5 million from S.R. One, Limited (venture investment arm of SmithKline Beecham) and Brantley Venture Partners as part of the Therox acquisition.

       The acquisition of Therox enhanced our strategic focus on the discovery and development of novel synthetic antioxidant molecules by significantly broadening our technology and patent portfolio. In fact, one of our two focus pharmaceutical programs, the LSA series, came from the Therox portfolio.

       We believe that our success in meeting these and other challenges in 1995 has positioned the Company to achieve key milestones in 1996 and beyond.

FINANCIAL REVIEW

       Total revenues for 1995 were $5,136,000. The Company's total sales for 1995 reflected both new initiatives to increase the sales of research and generic diagnostic products, which resulted in sales of $2,240,000, and an overall reduction in bulk bSOD sales to $1,817,000 due primarily to reduced sales to Sanofi Winthrop. Sales of the Company's veterinary product, Palosein, exceeded $500,000 for 1995.

       Total expenses for 1995 totaled $13,899,000 and reflected investments in R&D programs; expenses related to the Therox acquisition; costs associated with integration and closure of the Mountain View facility; expenses associated with raising capital; and sales and marketing costs. Expenses also included a charge to operations of $3,329,000 in 1995 that reflects a write-off of the in-process technology acquired as part of the Therox acquisitions. A similar charge of $3,675,000 was recorded in 1994 in connection with previous acquisitions.

       OXIS enters 1996 with an ongoing requirement for funding from external investors primarily to support our pharmaceutical R&D programs. The Company has engaged an agent to raise up to $4,000,000 on a best efforts basis through the sale of Series C preferred stock and plans to raise additional funds later in 1996.

1996 AND BEYOND

       OXIS' path to the future is based on a synergistic combination of research and commercial diagnostic products and potential new therapeutics in the rapidly developing field of oxidative stress. Revenue generated through the sale of both our research and commercial assays will partially support development costs for our new therapeutics. In addition, we anticipate that our assays for markers of oxidative stress will provide a powerful developmental synergy with our therapeutic products in terms of future clinical monitoring.

       The research markets for our assays to measure markers of oxidative stress is growing rapidly. The increased use of these assays by basic and clinical researchers will support the developing global knowledge-base required to make therapeutic antioxidants clinically effective. One of the cornerstones of our strategy is to remain the leader in the development and sale of these research assays and to expand their use into the emerging "Wellness" market. We plan to make our assays available in combination(s) to perform "profiles" for this market. OXIS can envision the eventual routine application of antioxidant diagnostic assays for a large segment of the U.S. population as environmental conditions and other factors affecting wellness are linked to diseases of oxidative stress.

       OXIS has the resources in place to manufacture and sell its current and future lines of research and commercial diagnostics. The Company expects revenue from sale of our assays and profiles to monitor oxidative stress to be significant. Our plan is to retain manufacturing and marketing rights to our oxidative stress assays to maximize both their economic and scientific value to OXIS.

       OXIS believes that its pipeline of new synthetic antioxidant technologies is the strongest in the industry. We have focused our R&D investments on two complimentary programs (GPx mimics and LSA programs) to address key biochemical targets within the cell and at the cell membrane level. Data from these two programs suggests that OXIS' molecules are acting at a very important point in the inflammatory process. We plan to achieve initial human clinical trials as soon as possible, complete required regulatory filings and seek "preferred" strategic alliance partners.

       OXIS' additional series of novel antioxidant molecules and other therapeutic compounds represent a major source of intellectual property for the Company in terms of seeking additional business partners. We anticipate that certain of these technologies could produce significant revenue from license and alliance arrangements.

       OXIS is well positioned in an increasingly important area of scientific discovery and product development -- diseases related to damage from free radicals and reactive oxygen species. The Company's focus therapeutic programs are "cutting-edge" in terms of current scientific understanding of the inflammatory process. Our scientific and management teams are well-trained and experienced in their respective scientific disciplines and jobs. As in 1995, our requirement for outside investment to fund our R&D programs will continue to be a major challenge; but as we build the value of our technologies, we improve the position of the Company for a future public offering.

       In closing, we appreciate your past support and look forward with you to enhanced shareholder value through the successful growth of OXIS.

       Anna D. Barker, Ph.D.                        Ray R. Rogers
       President and CEO                            Chairman of the Board

        Management's Discussion and Analysis of Financial Condition and
                             Results of Operations

ACQUISITIONS

In September 1994, the Company significantly increased its scientific and technical staff, patent application portfolio, current product offerings, research and development programs, research and manufacturing facilities and its customer base by acquiring Bioxytech S.A. (now "OXIS S.A.") and International BioClinical, Inc. (IBC) (together the "1994 acquired businesses"). Both acquisitions were completed through the exchange of stock, and were accounted for as purchases; accordingly, the acquired assets and liabilities were recorded at their estimated fair values as of the date of acquisition. IBC was merged into the Company. OXIS S.A. operates as a subsidiary of the Company.

In July 1995, in a transaction which was also accounted for as a purchase, the Company acquired Therox Pharmaceuticals, Inc. (Therox) through an exchange of stock. Therox was merged into a wholly-owned subsidiary of the Company. The acquisition of Therox provided the Company with a technology portfolio complementary to its novel therapeutics for treatment of free radical associated diseases together with university partnerships and seven patents.

Because the acquisitions have been accounted for as purchases, the Company's consolidated results of operations include the operating results of the acquired businesses from the dates of acquisition only. Therefore, the results of operations of the 1994 acquired businesses are included in the consolidated statements of operations from September 7, 1994, and the results of Therox's operations are included in the consolidated statements of operations from July 19, 1995.

Costs relating to the acquisitions and the Company's more complex corporate structure and the increased research and development investments have placed significant demand on the Company's limited financial resources. See "Financial Condition, Liquidity and Capital Resources" below.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

During 1995 the Company's working capital deficit increased from $1,046,000 at December 31, 1994, to $1,469,000 at December 31, 1995. This increase in the Company's working capital deficit resulted primarily from the effect of the net loss for 1995 ($8,892,000 less non-cash charges of $4,698,000), offset by proceeds from issuance of stock ($2,925,000) and long-term debt ($1,255,000). Shareholders who hold $766,000 of notes that are included in current liabilities at December 31, 1995 have commitments to invest an amount at least equal to the note balances in equity securities of the Company. During March 1996 the Company is negotiating with these shareholders terms for converting these notes to stock of the Company. If all such notes are converted to Company stock, the Company's working capital deficit will be reduced by $766,000.

Cash and certificates of deposit declined from $1,432,000 at December 31, 1994, to $727,000 at December 31, 1995.

The Company expects to continue to report losses in the near term as the level of expenses is expected to continue to exceed revenues. The Company must raise additional capital during the first half of 1996. Failure to raise such additional capital would cause the Company to severely curtail or cease operations. For more information concerning the Company's ability to continue as a going concern, see Note 1 to the consolidated financial statements.

While the Company believes that its new products and technologies show considerable promise, its ability to realize significant revenues therefrom is dependent upon the Company's success in developing business alliances with biotechnology and/or pharmaceutical companies that have the required resources to develop and market certain of these products. These is no assurance that the Company's effort to develop such business alliances will be successful. Further, bovine superoxide dismutase sales of recent years to Sanofi Winthrop Inc. (18% of 1995 revenues) are not expected to continue. Sanofi Winthrop announced in October 1995 that a second Phase III trial on its drug, DISMUTEC/TM/ (a coupled form of OXIS' bovine superoxide dismutase) to treat head trauma failed to show statistically significant improvements between the treatment and control groups. Although the Company is currently seeking additional funds through a private placement (described below), it cannot predict the source, terms, amount, form, and/or availability of additional capital to fund its operations to the end of the current year.

The Company has engaged an agent to assist on a best-efforts basis to raise up to $4,000,000 in the first quarter of 1996 through the sale of its Series C Preferred Stock. On March 4, 1996, the Company announced the first closing of the offering, with proceeds of $763,000 from the sale of Series C Preferred Stock. Even if the Company is able to sell the entire $4,000,000 of Series C Preferred Stock, it expects that additional capital will be required during 1996 to continue operating in accordance with its current plans. However, no assurances can be given that the Company will successfully raise the needed capital. If the Company is unable to raise additional capital during the remainder of 1996, it would endeavor to extend its ability to continue in business through the reduction of personnel and facility costs, by slowing its research and development efforts, and by reducing other operating costs, however, no assurances can be given that it will be able to do so.

         ------------------------------------------------------------

RESULTS OF OPERATIONS

Revenues

The Company's sales for the past three years consisted of the following:

                                            1995        1994        1993
                                         ----------  ----------  ----------
Diagnostic and research assays           $2,240,000  $  645,000  $       --
Bovine superoxide dismutase (bSOD)
    for research and human use            1,817,000   2,130,000   2,098,000
Palosein(R) (bSOD for veterinary use)       555,000     346,000     123,000
Other                                       370,000     204,000      94,000
                                         ----------  ----------  ----------
    Total sales                          $4,982,000  $3,325,000  $2,315,000
                                         ==========  ==========  ==========


         ------------------------------------------------------------

Diagnostic and research assays are products acquired with the acquisitions of IBC and OXIS S.A. Sales of these products for 1994 represent sales from September 8 through the end of the year. The entire year's sales of diagnostic and research assays are included in the Company's sales for 1995.

Reductions of bulk bSOD sales to Sanofi Winthrop and to the Company's German licensee in 1994 were offset by an increase in sales to the Company's Spanish licensee, resulting in a slight increase in bulk bSOD sales in 1994.

In 1995 bulk bSOD sales to Sanofi Winthrop declined further, and there were no sales to the Company's German licensee. These decreases were partially offset by a further increase in sales to the Spanish licensee.

Since no further sales of bSOD to either Sanofi Winthrop or the Company's German licensee are anticipated, future sales of bulk bSOD are largely dependent on the needs of the Company's Spanish licensee. Although the Spanish licensee has continued to purchase bSOD in the first quarter of 1996, the Company has received no further firm orders for bSOD beyond what has been shipped in the first quarter of 1996.
Thus, the Company's sales of bulk bSOD for 1996 and beyond are uncertain and difficult to predict and no assurances can be given with respect thereto.

Sales of Palosein(R), which was reintroduced to the U.S. market in 1993 and is sold primarily to veterinary wholesalers in the United States, increased from $123,000 in 1993 to $346,000 in 1994 and $555,000 in 1995 as a result of an active direct mail marketing campaign, which the Company intends to continue.

Royalty income in 1994 declined to $145,000, from $729,000 in 1993. As discussed in Note 12 to the consolidated financial statements, the Company anticipates that royalties from licensees of its bSOD products will be minimal in the future because of the recent regulatory developments in Europe. A further decline in royalties in 1995 was offset by a fee generated from an agreement to license rights to the Company's technology for the rapid detection of antibiotic resistance.

Costs and Expenses

Cost of sales as a percent of product sales increased from 57% in 1993 to 62% in 1994. This increase in cost was partially due to the inclusion, in 1994, of sales and cost of products of the businesses acquired in September 1994. The cost of those products includes the amortization of acquired technology ($239,000 in 1994 and $727,000 in 1995). In addition, the cost of bulk bSOD sales in 1994 was higher than usual due to a significant sale at less than the Company's historic profit margin. Cost of sales as a percent of product sales declined from 62% in 1994 to 59% in 1995. In 1995 the cost of the Company's diagnostic and research assays declined slightly as a result of increased volumes, and the cost of bulk bSOD sales also declined from the 1994 level.

Research and development costs increased from $813,000 in 1993 to $1,670,000 in 1994 and $4,299,000 in 1995. The increases were primarily due to the cost of the research and development activities associated with pharmaceutical technologies acquired in the September 1994 and July 1995 business acquisitions.

Sales, general and administrative expenses increased from $1,008,000 in 1993 to $1,652,000 in 1994. This increase was due to the inclusion of general and administrative costs of the acquired businesses after the September 1994 acquisitions, other current expenses relating to the acquisitions, increases in insurance coverage, and increased marketing costs relating to Palosein(R) and new products from the 1994 acquisitions.

Sales, general and administrative expenses increased further in 1995 to $3,332,000. The increase in 1995 was due primarily to the inclusion for the entire year of general and administrative costs of the businesses acquired in 1994, further increases in sales and marketing costs relating to Palosein(R) and the new products from the 1994 acquisitions, and increased legal fees and other expenses relating to the Company's ongoing need to raise capital and more complex corporate structure.

Expenses included charges of $3,675,000 and $3,329,000 to operations for 1994 and 1995, respectively, reflecting the write-off of purchased in-process technology, as described in Note 3 to the consolidated financial statements.

Interest Income and Expense

Interest income decreased and interest expense increased in both 1994 and 1995 as the Company liquidated certificates of deposit and borrowed funds pursuant to short-term and long-term interest bearing obligations to finance increased research and development efforts.

Net Loss

The Company incurred net losses in 1993, 1994 and 1995. In 1993 the Company recorded non-recurring costs and expenses of $1,531,000 ($.31 per share) relating to a contest for control of the Company. The 1994 loss includes a $3,675,000 ($.58 per share) charge to operations for the write-off of purchased in-process technology related to the acquisitions of OXIS S.A. and IBC. Similarly, the 1995 loss includes a $3,329,000 ($.31 per share) charge to operations for the write-off of purchased in-process technology related to the acquisition of Therox. Excluding these unusual charges, the Company would have incurred a net income of $46,000, or $.01 per share for 1993; a net loss of $1,892,000, or $.30 per share for 1994; and a net loss of $5,563,000, or $.51 per share for 1995.

Increased research and development expenditures and selling, general and administrative expenses from the businesses acquired late in the third quarter of 1994 and increased research and development expenditures relating to the acquisition of Therox early in the third quarter of 1995 contributed to the increased losses.

The Company expects to incur a substantial net loss for 1996. If additional capital is raised through further sales of securities (See Financial Condition, Liquidity and Capital Resources), the Company plans to continue to invest in research and development activities and incur sales, general and administrative expenses in amounts greater than its anticipated near-term product margins. If the Company is unable to raise sufficient additional capital, it will have to cease, or severely curtail, its operations. In this event, while expenses will be reduced, expense levels, and the potential write down of various assets, would still be in amounts greater than anticipated revenues.

         ------------------------------------------------------------
         ------------------------------------------------------------

                            Selected Financial Data


For years ended
 December 31:               1995                1994             1993              1992         1991
                        ------------      ---------------  ---------------     -----------  -----------
  Total Revenues/1/      $ 5,136,000      $ 3,470,000      $ 3,044,000         $2,772,000   $2,650,000
  Net loss               $(8,892,000)/2/  $(5,567,000)/3/  $(1,485,000)/4/     $ (339,000)  $ (193,000)
  Net loss per share     $      (.82)/2/  $      (.88)/3/  $      (.30)/4/     $     (.07)  $     (.04)

As of December 31:
  Total assets           $ 9,870,000      $11,194,000      $ 3,124,000         $4,864,000   $4,770,000
  Long-term
   obligations           $ 1,332,000      $   376,000               --                 --           --
  Common shares
   outstanding            12,124,423        9,322,762        4,982,670          4,982,670    4,982,670

- --------------------
/1/  Earned interest not included in revenue.
/2/ Includes a charge of $3,329,000 ($.31 per share) for the write off of certain technology of an acquired company.
/3/ Includes a charge of $3,675,000 ($.58 per share) for the write off of certain technology of acquired companies.
/4/ Includes a charge of $1,531,000 ($.31 per share) for control contest expense.

As explained under the caption "ACQUISITIONS" in Management's Discussion and Analysis of Financial Condition and Results of Operations above, the Company made significant acquisitions during 1994 and 1995 that affect the comparability of the amounts reflected in the table above.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                               1995           1994
                                                           -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents                                $    727,000   $    936,000
  Certificates of deposit                                            --        496,000
  Accounts receivable                                           823,000        740,000
  Inventories                                                   953,000        673,000
  Prepaid and other                                             262,000        228,000
                                                           ------------   ------------

     Total current assets                                     2,765,000      3,073,000

Property and equipment, net                                   1,092,000      1,298,000

Assets under capital leases, net                              1,198,000      1,340,000

Technology for developed products and
  custom assays, net                                          4,498,000      5,215,000

Other assets                                                    317,000        268,000
                                                           ------------   ------------

     Total assets                                          $  9,870,000   $ 11,194,000
                                                           ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable to bank                                     $         --   $    340,000
  Other notes payable                                         1,616,000             --
  Accounts payable                                            1,182,000      1,562,000
  Customer deposits                                             250,000      1,116,000
  Accrued liabilities                                           903,000        628,000
  Current portion of capital lease obligations                  283,000        473,000
                                                           ------------   ------------
     Total current liabilities                                4,234,000      4,119,000

Capital lease obligations                                        47,000        297,000
8% convertible subordinated debentures                        1,255,000             --
Other liabilities                                                30,000         79,000

Commitments and contingencies (Notes 1, 3 and 11)

Shareholders' equity:
  Preferred stock - $.01 par value; 5,000,000 shares
   authorized; 642,583 issued and outstanding
   (liquidation preference of $1,500,000)                         6,000             --
  Common stock - $.50 par value; 25,000,000 shares
   authorized; 12,124,423 shares issued and outstanding       6,062,000      4,661,000
  Additional paid in capital                                 25,210,000     20,230,000
  Accumulated deficit                                       (27,031,000)   (18,139,000)
  Accumulated translation adjustments                            57,000        (53,000)
                                                           ------------   ------------

   Total shareholders' equity                                 4,304,000      6,699,000
                                                           ------------   ------------

   Total liabilities and shareholders' equity              $  9,870,000   $ 11,194,000
                                                           ============   ============

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                   1995           1994          1993
                                              -------------  ------------  ------------
Revenues:
  Sales                                        $ 4,982,000   $ 3,325,000   $ 2,315,000
  Royalties and license fees                       154,000       145,000       729,000
                                               -----------   -----------   -----------

   Total revenues                                5,136,000     3,470,000     3,044,000


Costs and expenses:
  Cost of sales                                  2,939,000     2,074,000     1,330,000
  Research and development                       4,299,000     1,670,000       813,000
  Sales, general and administrative              3,332,000     1,652,000     1,008,000
  Purchased in-process technology (Note 3)       3,329,000     3,675,000            --
  Control contest                                       --            --     1,531,000
                                               -----------   -----------   -----------

   Total costs and expenses                     13,899,000     9,071,000     4,682,000
                                               -----------   -----------   -----------

Operating loss                                  (8,763,000)   (5,601,000)   (1,638,000)

Interest income                                     42,000        82,000       153,000

Interest expense                                  (171,000)      (48,000)           --
                                               -----------   -----------   -----------

Net loss                                       $(8,892,000)  $(5,567,000)  $(1,485,000)
                                               ===========   ===========   ===========

Net loss per share                                  $(0.82)       $(0.88)       $(0.30)
                                               ===========   ===========   ===========

Weighted average number of shares
  used in computation                           10,854,149     6,350,097     4,982,670
                                               ===========   ===========   ===========

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                            1995          1994          1993
                                                                        ------------  ------------  ------------
Cash flows from operating activities:
  Net loss                                                              $(8,892,000)  $(5,567,000)  $(1,485,000)
  Adjustments to reconcile net loss to cash provided
   by (used for) operating activities:
     Depreciation and amortization                                        1,369,000       551,000        53,000
     Purchased in-process technology                                      3,329,000     3,675,000            --
     Changes in assets and liabilities:
      Accounts receivable                                                   (70,000)      258,000       201,000
      Inventories                                                           (17,000)     (186,000)     (105,000)
      Other current assets                                                  209,000       (19,000)       12,000
      Accounts payable                                                     (565,000)      562,000      (248,000)
      Customer deposits                                                    (866,000)    1,116,000            --
      Accrued liabilities                                                   251,000        (8,000)       (7,000)
                                                                        -----------   -----------   -----------
       Net cash provided by (used for)
        operating activities                                             (5,252,000)      382,000    (1,579,000)

Cash flows from investing activities:
  Redemption of certificates of deposit                                     496,000       884,000     2,098,000
  Purchase of equipment                                                     (99,000)      (40,000)      (69,000)
  Acquisition and stock issuance costs (Note 3)                                  --    (1,361,000)           --
  Cash of businesses acquired (Note 3)                                      143,000       273,000            --
  Other                                                                    (136,000)       19,000            --
                                                                        -----------   -----------   -----------
       Net cash provided by (used for)
        investing activities                                                404,000      (225,000)    2,029,000

Cash flows from financing activities:
  Short-term borrowing                                                    1,366,000       296,000            --
  Proceeds from issuance of long-term debt                                1,255,000            --            --
  Costs in connection with issuance of long-term debt                      (152,000)           --            --
  Proceeds from issuance of stock, net of related cost                    3,077,000            --            --
  Repayment of short-term notes                                            (340,000)           --            --
  Repayment of capital lease obligations and other liabilities             (573,000)     (275,000)           --
                                                                        -----------   -----------   -----------
       Net cash provided by financing activities                          4,633,000        21,000            --

Effect of exchange rate changes on cash                                       6,000            --            --
                                                                        -----------   -----------   -----------

Net increase (decrease) in cash and cash equivalents                       (209,000)      178,000       450,000

Cash and cash equivalents - beginning of year                               936,000       758,000       308,000
                                                                        -----------   -----------   -----------

Cash and cash equivalents - end of year                                 $   727,000   $   936,000   $   758,000
                                                                        ===========   ===========   ===========

Supplemental schedule of noncash operating and financing activities:
  Inventory purchase with deferred payment terms                        $   250,000            --            --
  Common stock issued as incentive to purchase notes                    $   156,000            --            --

                            See accompanying notes.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                       Additional                   Accumulated       Total
                                            Preferred      Common       paid-in      Accumulated    translation    shareholders'
                                              Stock        Stock        capital        deficit      adjustments       equity
                                            ---------    ----------   -----------   ------------   -------------   -------------
 Balances, January 1, 1993
   (4,982,670 common shares)                             $2,491,000   $12,863,000   $(11,087,000)                  $  4,267,000
 Net loss                                                                             (1,485,000)                    (1,485,000)
                                                         ----------   -----------   ------------                    -----------
 Balances, December 31, 1993
   (4,982,670 common shares)                              2,491,000    12,863,000    (12,572,000)                     2,782,000
 Issuance of 40,000 Series A
   preferred and 4,340,092
   common shares in
   connection with 1994
   business combinations
   (Note 3)                                  $   --       2,170,000     7,367,000                                     9,537,000
 Accumulated
   translation adjustments                                                                           $(53,000)          (53,000)
 Net loss                                                                             (5,567,000)                    (5,567,000)
                                             ------      ----------   -----------   ------------     --------       -----------
 Balances, December 31, 1994
   (40,000 Series A preferred
   shares and 9,322,762
   common shares)                                --       4,661,000    20,230,000    (18,139,000)     (53,000)        6,699,000
 Issuance of 93,300 common
   shares in connection with
   short-term notes                                          47,000       109,000                                       156,000
 Sale of 1,227625 common
   shares                                                   614,000     1,089,000                                     1,703,000
 Conversion of 40,000
   Series A preferred shares
   to 40,000 common shares                       --          20,000       (20,000)                                           --
 Issuance of 1,440,736 common
   shares in connection with
   1995 business combination
   (Note 3)                                                 720,000     2,633,000                                     3,353,000
 Issuance of 642,583 Series B
   preferred shares (Note 3)                  6,000                     1,169,000                                     1,175,000
 Accumulated translation
   adjustments                                                                                        110,000           110,000
 Net loss                                                                             (8,892,000)                    (8,892,000)
                                             ------      ----------   -----------   ------------     --------       -----------
 Balances, December 31, 1995
   (642,583 Series B preferred
   shares and 12,124,423
   common shares)                            $6,000      $6,062,000   $25,210,000   $(27,031,000)    $ 57,000       $ 4,304,000
                                             ======      ==========   ===========   ============     ========       ===========

                            See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            YEARS ENDED DECEMBER 31,
                              1995, 1994 AND 1993

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

OXIS International, Inc. (the Company) develops, manufactures and markets selected therapeutic and diagnostic products. The Company's research and development efforts are concentrated principally in the development of products to diagnose, treat and prevent diseases associated with free radicals and reactive oxygen species. Headquartered in Portland, Oregon, the Company operates research and development facilities in Malvern, Pennsylvania, and near Paris, France.

The Company has historically licensed and sold pharmaceutical forms of superoxide dismutase (SOD) for human and veterinary use. In 1994, with the acquisitions of businesses as described in Note 3, the Company began selling therapeutic drug monitoring assays and research assays to measure markers of oxidative stress, and began performing custom assay development.

Therapeutic drug monitoring assays are manufactured by the Company in the United States and are sold to hospital clinical laboratories and reference laboratories by an in-house sales force and a network of distributors both within and outside the United States. Assays to measure markers of oxidative stress are manufactured by the Company in France and are sold to distributors for resale to researchers, primarily in Europe, the United States and Japan.

These financial statement have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses in each of the last three years, and at December 31, 1995, the Company's current liabilities exceeded its current assets by $1,469,000. These factors, among others, may indicate that the Company may be unable to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is contingent upon its ability to obtain additional financing, and to generate revenue and cash flow to meet its obligations on a timely basis.

During the first quarter of 1996 the Company is seeking additional capital through a private placement of up to $4,000,000 of its Series C Preferred Stock. On March 4, 1996, the Company had closed the sale of 587,053 shares of Series C Preferred Stock for $763,000. If the Company is able to sell the entire $4,000,000 of Series C Preferred Stock, it still expects that additional capital will be required during 1996 to continue operating in accordance with its current plans. If the Company is unable to raise additional capital it intends to curtail its operations through the reduction of personnel and facility costs and by reducing its research and development efforts. If the Company were to be unable to sufficiently curtail its costs in such a situation, it might be forced to seek protection of the courts through reorganization, bankruptcy or insolvency proceedings.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The accompanying balance sheets include the accounts of the Company as well as its subsidiaries. The results of operations of the Company's French subsidiary since its purchase by the Company on September 7, 1994, are included in the accompanying statements of operations and cash flows. The functional currency of the Company's French subsidiary is the French franc. The French subsidiary's assets and liabilities are translated at the exchange rate at the end of the year, and its statement of operations is translated at the average exchange rates during the period for which its revenues and expenses are included in the consolidated statement of operations. Gains or losses resulting from foreign currency translation are accumulated as a separate component of shareholders' equity. All significant intercompany balances and transactions are eliminated in consolidation.

Cash equivalents consist of money market accounts with commercial banks.

Inventories are stated at the lower of cost or market. Cost has been determined by using the first-in, first-out and specific identification methods. Inventories at December 31, 1995 and 1994, consisted of the following:

                     1995      1994
                   --------  --------
Raw materials      $173,000  $179,000
Work in process     354,000   357,000
Finished goods      426,000   137,000
                   --------  --------

Total              $953,000  $673,000
                   ========  ========

Property and equipment is stated at cost, or, in the case of property and equipment acquired in transactions accounted for by the purchase method, at the estimated fair market value at the date of the acquisition (which is then considered to be the Company's cost). Depreciation of equipment is computed using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of five years or the remaining lease term. Assets acquired under capital leases are being amortized over estimated useful lives of four to ten years.

Property and equipment at December 31, 1995 and 1994, consisted of the following:


                                  1995         1994
                               -----------  -----------
Furniture and office
  equipment                    $  346,000   $  319,000
Laboratory and
  manufacturing equipment         707,000      649,000
Automobile                         15,000       15,000
Leasehold improvements            806,000      710,000
                               ----------   ----------

Property and equipment,
  at cost                       1,874,000    1,693,000

Accumulated depreciation
  and amortization               (782,000)    (395,000)
                               ----------   ----------

Property and equipment, net    $1,092,000   $1,298,000
                               ==========   ==========


Technology - Technology for developed products and custom assays, which was acquired in the 1994 business combinations described in Note 3, is being amortized over estimated useful lives of seven to ten years. Accumulated amortization of technology for developed products and custom assays was $973,000 as of December 31, 1995 and $239,000 as of December 31, 1994. The Company periodically reviews net cash flows from sales of products and projections of net cash flows from sales of products on an undiscounted basis to assess recovery of intangible assets.

Revenue recognition - The Company normally recognizes product sales upon shipment of the product to the customer. Product sales may be recorded on the scheduled shipment date if the customer has delayed shipment, but has agreed to accept title to the product and has paid for the product. Sales from custom assay development contracts is recognized as the work is performed. Revenue derived from royalties pursuant to license agreements is recognized after sales information is reported by licensees.

Income taxes - The Company accounts for income taxes under statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires deferred income taxes be provided to reflect temporary differences between financial and tax bases of assets and liabilities using presently enacted tax rates and laws.

Net loss per share - Net loss per share is computed based upon the average number of common shares outstanding and, if dilutive, the incremental shares issuable upon the assumed exercise of stock options or warrants and the assumed conversion of convertible debentures and preferred stock.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments - The carrying amount reported in the balance sheet for cash and cash equivalents, certificates of deposit, accounts receivable, notes payable, customer deposits and accrued liabilities approximates fair value due to the short-term nature of the accounts. The carrying amount reported in the balance sheet for 8% convertible subordinated debentures approximates fair value because the terms of the debentures were determined and the debentures were sold shortly before the end of 1995.

3. BUSINESS COMBINATIONS

On September 7, 1994, the Company acquired Bioxytech S.A., a French company, and International BioClinical, Inc. (IBC), an Oregon corporation. The name of Bioxytech S.A. was subsequently changed to OXIS International S.A. (OXIS S.A.) OXIS S.A. was acquired through an exchange of shares that resulted in the Company owning in excess of 99% of the outstanding stock of OXIS S.A., which thus became a subsidiary of the Company. IBC was acquired through a merger with and into the Company, which (1) terminated the separate existence of IBC by merging it into the Company, and (2) resulted in the conversion of the outstanding stock of IBC into stock of the Company. Two of the Company's directors were also directors and major shareholders of IBC.

In exchange for the Bioxytech S.A. shares, the Company issued a total of 2,341,599 shares of the Company's common stock and 40,000 shares of the Company's non-voting preferred stock (which have subsequently been converted into 40,000 shares of common stock). In addition, the Bioxytech S.A. shareholders may receive up to 107,670 shares of the Company's capital stock if they meet certain participation levels in a contemplated private placement of equity securities of the Company.

The merger of IBC with and into the Company resulted in the conversion of IBC's common stock into 1,998,493 shares of the Company's common stock.

The acquisitions of OXIS S.A. and IBC have been accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values as of the date of acquisition. The aggregate purchase price of $9,811,000 (4,380,092 shares issued times the average per share closing price of the Company's common stock for the five days ended September 8, 1994, discounted 30% for certain trading restrictions and less costs of $274,000 directly attributable to issuance of stock in connection with the acquisitions) plus direct costs for the acquisitions of $881,000 have been allocated to the assets and liabilities acquired. The Company also issued options to purchase 214,700 shares of the Company's common stock in connection with the acquisitions. No value was assigned to these options because the exercise price of the options was in excess of the market value of the common stock.

The total cost of the acquisitions of OXIS S.A. and IBC has been allocated to the assets acquired and liabilities assumed as follows:

                                                     OXIS S.A.        IBC          Total
                                                   ------------  ------------  ------------
     Cash                                          $   150,000    $  123,000   $   273,000
     Other assets                                      369,000       611,000       980,000
     Property, equipment and capitalized leases      2,434,000       294,000     2,728,000
     Technology for developed products and
      custom assay development capabilities          1,503,000     3,995,000     5,498,000
     Technology for in-process products              3,368,000       307,000     3,675,000

     Less liabilities assumed                       (2,011,000)     (451,000)   (2,462,000)
                                                   -----------    ----------   -----------

     Total acquisition cost                        $ 5,813,000    $4,879,000   $10,692,000
                                                   ===========    ==========   ===========


         ------------------------------------------------------------

The Company's consolidated results of operations include the operating results of the acquired companies since the acquisitions.

Approximately $3,675,000 ($.58 per share) of the total purchase price represented technology relating to research and development projects that were in process by the acquired companies that had no alternative future use other than the completion of these projects. In accordance with generally accepted accounting principles, these costs have been charged to operations immediately upon completion of the acquisitions.

The following table summarizes the unaudited pro forma combined results of operations for the years ended December 31, 1994 and 1993 as if the acquisitions had occurred at the beginning of the years presented:

                             1994          1993
                         ------------  ------------
Total revenues           $ 5,809,000   $ 6,736,000
Net loss                 $(4,742,000)  $(5,207,000)
Net loss per share
  (based on 9,322,762
  shares outstanding)    $      (.51)  $      (.56)

The above table includes, on an unaudited pro forma basis, the Company's financial information for the years ended December 31, 1994 and 1993, combined with the financial information of OXIS S.A. and IBC for the same twelve-month periods. The above table excludes the one-time $3,675,000 charge for purchased in-process technology arising from the acquisitions. Pro forma results for the year ended December 31, 1993 include non-recurring costs of $1,531,000 in connection with a control contest.

The unaudited pro forma combined results of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

On July 19, 1995, the Company consummated the acquisition of Therox Pharmaceuticals, Inc. (Therox) pursuant to a transaction wherein Therox was merged with and into a wholly-owned subsidiary of the Company. Therox was a Philadelphia-based start-up company focused on the development of therapeutics to treat diseases associated with damage from free radicals. The Company issued 1,440,736 shares of its common stock to Therox stockholders in exchange for all of the Therox capital stock. In addition, the acquisition agreement provides for payment of up to $2,000,000 by the Company to the Therox stockholders based on the successful commercialization of the Therox technologies.

The acquisition of Therox has been recorded as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values as of the date of acquisition. The aggregate purchase price of $3,353,000 (1,440,736 shares issued times the average per share closing price of the Company's common stock for the five days ended July 20, 1995, discounted 30% for certain trading restrictions) has been allocated to the assets and liabilities acquired.

The cost of the acquisition of Therox has been allocated to the assets acquired and liabilities assumed as follows:

Cash                         $  143,000
Equipment                        16,000
Technology for in-process
products                      3,329,000
Other assets                     23,000
Less liabilities assumed       (158,000)
                             ----------
Acquisition cost             $3,353,000
                             ==========

The Company's consolidated results of operations include the operating results of the acquired company since the acquisition.

Approximately $3,329,000 of the purchase price represented technology related to research and development projects that are in process and that has no alternative future use other than the completion of these projects.
Accordingly, these costs have been charged to operations immediately upon completion of the acquisition.

The following table presents the unaudited pro forma combined results of operations for the years ended December 31, 1995 and 1994 as if the acquisition had occurred at the beginning of the periods presented:

                              1995          1994
                          ------------  ------------
Total revenues            $ 5,136,000   $ 3,470,000
Net loss                  $(5,990,000)  $(6,088,000)
Net loss per share
  (based on 12,124,423
  shares outstanding)     $      (.49)  $      (.50)

The above table includes, on an unaudited pro forma basis, the Company's financial information for the years ended December 31, 1995 and 1994, combined with the financial information of Therox for the same periods. The above table excludes the one-time $3,329,000 charge for purchased in-process technology arising from the 1995 acquisition, but includes non-recurring costs of $3,675,000 for purchased in-process technology from the Company's September 1994 business acquisitions.

The unaudited pro forma combined results of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisition been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

Simultaneously with the Therox acquisition, a Series B Preferred Stock Purchase Agreement was entered into between the Company and two venture capital firms (S.R. One, Limited and Brantley Venture Partners II, L.P.) which were major stockholders of Therox. Pursuant to this agreement, the Company sold 642,583 shares of its Series B Preferred Stock for an aggregate price of $1,500,000.

Costs of approximately $325,000 directly attributable to the issuance of the Series B Preferred Stock and the common stock issued in the Therox acquisition have been recorded as a reduction in the proceeds from the issuance of the shares.

4. NOTES PAYABLE

Notes payable at December 31, 1995 consisted of the following:


8% notes payable to certain share-
holders who are former Bioxytech
S.A. shareholders, due February 5,
1996, secured by assets relating to
certain of the Company's diagnostic
products                               $  766,000

Note payable to Sanofi S.A., due
May 4, 1996, interest at prime plus
2% (10-1/2% as of December 31,
1995), secured by all of the Com-
pany's assets                             600,000

Liability, without interest, under
inventory purchase agreement,
due May 1997 or earlier if 75% of
the related inventory is sold             250,000
                                       ----------
                                       $1,616,000
                                       ==========

The shareholders who hold the 8% notes have commitments to invest an amount at least equal to the note balances in stock of the Company. During March 1996 the Company is negotiating with these shareholders terms for converting these notes to stock of the Company.

5. CAPITALIZED LEASES

The Company's French subsidiary leases certain equipment, furniture and fixtures under capital leases. The future minimum lease payments on these capital leases as of December 31, 1995, were as follows:


Year ending December 31:
  1996                                $309,000
  1997                                  47,000
                                      --------
Total minimum capital lease
 obligations                           356,000
Less amounts representing interest      26,000
                                      --------
Present value of net minimum
 obligation                            330,000
Less amount due within one year        283,000
                                      --------
Long term obligation under
 capital leases                       $ 47,000
                                      ========

Leased assets, which consist principally of laboratory and office equipment, are reported in the December 31, 1995, balance sheet at $1,418,000 less accumulated amortization of $220,000.

6. 8% CONVERTIBLE SUBORDINATED DEBENTURES

In November and December 1995, the Company completed a private placement pursuant to which $1,255,000 of its 8% Convertible Subordinated Debentures were issued. The debentures are unsecured and are subordinated to other obligations of the Company up to an aggregate of $3,000,000. The Debentures are due December 31, 1997; interest is payable semiannually on June 30 and December 31.

The debentures are convertible into shares of the Company's common stock at the option of the holders. Any time after six months following closing of the private placement, the Company may require conversion of the debentures. The debentures are convertible at a conversion price of $1.25 per common share. However, the conversion price shall be reduced to $.65 per share if the closing price of the Company's common stock is less than $.65 for fifteen consecutive trading days. In such case, the debentures could be converted into a maximum of 1,930,769 shares of common stock.

7. SHAREHOLDERS' EQUITY

Preferred Stock - Terms of the preferred stock are to be fixed by the Board of Directors at such time as the preferred stock is issued. The 40,000 shares of Series A Preferred Stock issued during 1994 were nonvoting and were converted to common stock on a one share for one share basis during 1995. The 642,583 shares of Series B Preferred Stock are convertible into common stock on a one-for-one basis and have the same voting rights as the common stock. The Series B Preferred Stock has certain preferential rights with respect to liquidation and dividends.

In February and March 1996, the Company has issued 587,053 shares of Series C Preferred Stock. Each share of Series C Preferred Stock is initially convertible into one share of the Company's common stock at the option of the holder at any time. After six months following the closing of the sales of Series C preferred Stock, the conversion ratio may be adjusted under certain circumstances, and after eight months following the closing, the Company may have the right to automatically convert the Series C Preferred Stock into common stock under certain circumstances. The Series C Preferred Stock has the same voting rights as the Company's common stock based on the number of shares into which the Series C Preferred Stock is convertible, subject to adjustment in certain circumstances.

Stock Warrants - In prior years, the Company issued warrants to purchase shares of common stock to certain officers and key employees (none of whom any longer hold a position with the Company) and to former directors. These warrants are exercisable at $2.875 per share and expire through 1999. At December 31, 1995 and 1994, warrants to purchase 1,012,500 shares were exercisable. No warrants were exercised during the years ended 1993, 1994 or 1995.

In connection with the issuance of common stock in May 1995, the Company issued to its placement agent a warrant to purchase 122,763 shares of common stock at $2.89 per share. This warrant was immediately exercisable upon issuance and remained outstanding at December 31, 1995.

Warrants to purchase 200,800 common shares at $2.00 per share were issued to purchasers of the Company's 8% Convertible Subordinated Debentures and remained outstanding at December 31, 1995. The number of common shares which may be purchased pursuant to these warrants may be increased in the event that the number of common shares into which the related debentures may be converted is increased. The maximum number of common shares to which these warrants might entitle the holders is 386,154.

Also in connection with the issuance of its 8% Convertible Subordinated Debentures, the Company issued to its placement agent warrants to purchase 100,400 shares of common stock at $1.375 per share. These warrants were immediately exercisable upon issuance and remained outstanding at December 31, 1995.

Stock Options - In September 1994, the Company's shareholders approved the 1994 Stock Incentive Plan and the reservation of 400,000 shares of the Company's common stock for issuance thereunder. In August 1995, the shareholders approved an amendment to the plan increasing the shares reserved for issuance thereunder to 1,200,000. The plan permits granting stock options to acquire shares of the Company's common stock, awarding stock bonuses of the Company's common stock, and granting stock appreciation rights.

Options granted and outstanding under the plan are summarized as follows:

                                            1995                  1994
                                           ------                ------
                                     Shares       Price      Shares      Price
                                    -------   -------------  ------  -------------
Outstanding at beginning of year     90,000   $3.13 - $3.50      --
Granted                             317,900   $2.25 - $3.50  90,000  $3.13 - $3.50
Forfeitures                         (25,000)  $2.25              --
                                    -------                  ------
Outstanding at end of year          382,900   $2.25 - $3.50  90,000  $3.13 - $3.50
                                    =======                  ======
Exercisable at end of year          219,294   $2.25 - $3.50  75,000  $3.50
                                    =======                  ======

         ------------------------------------------------------------

8. INCOME TAXES

Income Tax Provision - Income tax provisions were not necessary in 1995, 1994 and 1993 due to net losses.

Deferred Taxes - Deferred taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company's deferred taxes as of December 31 were as follows:


                                                                  1995          1994
                                                              ------------  ------------
United States taxes:
  Deferred tax assets:
     Federal net operating loss carryforward
      and capitalized research and development
      expenses                                                $ 4,829,000   $ 2,110,000
     Federal R&D tax credit carryforward                          495,000       465,000
     State net operating loss carryforward and capitalized
      research and development expenses                           125,000       372,000
  Deferred tax liabilities - book basis in excess
   of noncurrent assets acquired in the
   acquisition of IBC                                          (1,338,000)   (1,575,000)
                                                              -----------   -----------
  Net deferred tax assets                                       4,111,000     1,372,000
  Valuation allowance                                          (4,111,000)   (1,372,000)
                                                              -----------   -----------
  Net deferred taxes                                          $        --   $        --
                                                              ===========   ===========
French taxes:
  Deferred tax assets:
     Net operating loss carryforward                          $ 5,721,000   $ 5,286,000
     Impact of temporary differences                             (225,000)      453,000
                                                              -----------   -----------
  Total                                                         5,496,000     5,739,000
  Valuation allowance                                          (5,496,000)   (5,739,000)
                                                              -----------   -----------
  Net deferred taxes                                          $        --   $        --
                                                              ===========   ===========

Temporary differences for French taxes result primarily from leases treated as operating leases for French tax reporting and as capital leases in the consolidated financial statements.

The tax benefits ($5,136,000) of the net operating losses of $15,410,000 which existed at the date of acquisition (September 7, 1994) of the French subsidiary will be recorded as a reduction of the net unamortized balance of property, equipment, capitalized lease assets and intangible assets of $3,147,000 when and if realized, and the remaining benefit will be recorded as a reduction of income tax expense.

Statement of Financial Accounting Standards No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's recent history of operating losses, management has provided a valuation allowance for its net deferred tax assets.

Tax Carryforwards - At December 31, 1995, the Company had net operating loss carryforwards of approximately $5,120,000 to reduce United States federal taxable income in future years, and research and development tax credit carryforwards of $495,000 to reduce United States federal taxes in future years. In addition, the Company's French subsidiary had operating loss carryforwards of $17,165,000 (84,183,000 French francs) to reduce French taxable income in future years. These carryforwards expire as follows:


                        United States        R&D tax           French
                        net operating         credit       operating loss
Year of expiration    loss carryforward    carryforward     carryforward
- ------------------    -----------------   --------------   --------------
   1996                   $1,219,000                         $ 1,655,000
   1997                    2,670,000                           1,270,000
   1998                      208,000                           1,312,000
   1999                      111,000                             233,000
   2000                           --                --                --
   2001-2010                 912,000        $  495,000                --
   No expiration                  --                --        12,695,000
                          ----------        ----------       -----------
                          $5,120,000        $  495,000       $17,165,000
                          ==========        ==========       ===========

Utilization of the United States tax carryforwards is subject to certain restrictions in the event of a significant change (as defined in Internal Revenue Service guidelines) in ownership of the Company.

         ------------------------------------------------------------

9. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

One domestic customer and three foreign licensees have each accounted for significant portions of the Company's revenues during the past three years. The percentages of total revenues derived from sales to, and royalties from, these major customers are as follows:

                     1995   1994   1993
                     -----  -----  -----
Domestic customer      18%    35%    50%
Spanish licensee       16%    18%     8%
German licensee         2%     9%    23%
Italian licensee       --      2%     7%

The Company's domestic customer to whom sales of bovine superoxide dismutase
(bSOD) accounted for 18%, 35% and 50% of the Company's revenues in 1995, 1994 and 1993, respectively, announced in the fourth quarter of 1995 that the clinical trial in which it was using bSOD purchased from the Company failed to show the desired results. Therefore, sales of bSOD to this customer are not expected to continue.

The Company limits its foreign exchange risk by buying and selling bulk bSOD in a single currency, the Dutch guilder. The Company maintains a bank account in The Netherlands for receipt and disbursement of Dutch guilders and had the equivalent of $81,000 and $659,000 in that account at December 31, 1995 and 1994, respectively. Foreign currency transaction gains and losses were not material.

10. GEOGRAPHIC AREA INFORMATION

The Company operates in a single industry segment: the development, manufacture and marketing of therapeutic and diagnostic products. The Company's foreign operations consist of research and development and manufacturing facilities and certain marketing activities conducted by the Company's subsidiary in France. Sales and costs associated with bSOD manufactured in the Netherlands are considered to be United States operations, since the contract to manufacture bSOD and all related sales activities are administered in the United States. Similarly, royalties from foreign customers that relate to bSOD-based products are considered to be export sales from the United States, since the product was developed in the United States.

         ------------------------------------------------------------

Sales, operating income and identifiable assets, classified by the major geographic areas in which the Company operates, are as follows:

                                             1995          1994          1993
                                         ------------  ------------  -----------
Revenues from unaffiliated customers:
   United States                         $ 2,686,000   $ 2,053,000   $ 1,887,000
   Export sales from the U.S.              1,878,000     1,257,000     1,157,000
   France                                    572,000       160,000            --
                                         -----------   -----------   -----------
    Total                                $ 5,136,000   $ 3,470,000   $ 3,044,000
                                         ===========   ===========   ===========
Operating income (loss):
   United States                         $(5,653,000)  $(1,410,000)  $(1,638,000)
   France                                 (3,110,000)   (4,191,000)           --
                                         -----------   -----------   -----------
    Total                                $(8,763,000)  $(5,601,000)  $(1,638,000)
                                         ===========   ===========   ===========
Identifiable assets:
   United States                         $ 7,824,000   $ 9,587,000   $ 3,124,000
   France                                  3,866,000     2,570,000            --
   Eliminations                           (1,820,000)     (963,000)           --
                                         -----------   -----------   -----------
    Total                                $ 9,870,000   $11,194,000   $ 3,124,000
                                         ===========   ===========   ===========

11. LEASE COMMITMENTS

The Company leases its facilities in Oregon under an operating lease that expires in 1997, and leases its facilities in Pennsylvania and France under operating leases that expire in 1998. Future lease payments are scheduled as follows:

     1996    $480,000
     1997     436,000
     1998     245,000

Rental expense included in the accompanying statements of operations was $492,000 in 1995, $193,000 in 1994 and $75,000 in 1993.

12. EUROPEAN REGULATORY DEVELOPMENTS

The European market for the Company's bovine bSOD was adversely impacted by a series of regulatory developments in 1994.

The Italian Health Ministry withdrew the marketing authorization of all pharmaceutical products composed of orgotein, including Oxinorm (produced from the Company's product). As indicated in Note 9, the Company's revenues from its Italian licensee have ceased, and the Company does not anticipate additional sales or royalties from Oxinorm in Italy. During 1995, SmithKline Beecham Farmaceutici S.p.A., the Company's licensee in Italy, sold its remaining bulk Oxinorm inventory to the Company.

During 1994 the Company was also notified that the governments of Austria and Germany had asked Grunenthal, the Company's licensee for those countries, to withdraw its Peroxinorm brand of orgotein from the Austrian and German markets. Grunenthal has also discontinued distributing Peroxinorm in several other countries where sales were dependent upon the German registration. As a result, the Company anticipates that royalties from Grunenthal for the foreseeable future will be substantially less than in previous years.

Because of the action of regulatory authorities in other European countries, the Company's licensee for Spain has had informal discussions with Spanish regulatory authorities regarding the Company's bSOD product. Although no action has been taken by those authorities with regard to the Company's product, future sales in Spain may be affected by either regulatory action in Spain, or safety concerns stemming from such actions in other countries.

13. CONTROL CONTEST EXPENSES

In 1993, the Company incurred expenses of $1,531,000 ($.31 per share) in connection with a contest for management control of the Company. Costs incurred by current officers and directors were advanced by IBC. The President and the Chairman of the Company were major shareholders of IBC. Reimbursement of IBC for such expenses was approved at the Company's 1993 annual shareholders' meeting.

14. 401(k) SAVINGS PLAN

The Company has a 401(k) saving plan (the Plan) which covers all United States employees who meet certain minimum age and service requirements. The Company's matching contribution to the Plan for each year is 100% of the first $1,000 of each employee's salary deferral and 33-1/3% of the next $3,000 of salary deferral. The Company's contributions have not been material.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
OXIS International, Inc.:

We have audited the accompanying consolidated balance sheets of OXIS International, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of OXIS International, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OXIS International, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements for the year ended December 31, 1995, have been prepared assuming that the Company will continue as a going concern. The Company is engaged in developing, manufacturing and marketing selected therapeutic and diagnostic products. As discussed in Note 1 to the financial statements, the Company has incurred losses in each of the last three years, and at December 31, 1995, the Company's current liabilities exceeded its current assets by $1,469,000, raising substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


DELOITTE & TOUCHE LLP


March 7, 1996
Portland, Oregon

Scientific Advisory Board

Ronald T. Borchart, Ph.D.
Solon E. Summerfield Professor
Chairman, Department of Pharmaceutical Chemistry
University of Kansas
Lawrence, Kansas

Bruce Freeman, Ph.D.
Professor, Department of Anesthesiology, Biochemistry and Molecular Genetics Professor, Department of Pediatrics
University of Alabama
Birmingham, Alabama

Joe M. McCord, Ph.D.
Professor of Medicine
Professor of Biochemistry, Biophysics and Molecular Genetics
Professor of Microbiology and Immunology
University of Colorado
Head, Division of Biochemistry and Molecular Biology, Webb-Waring Institute for Biomedical Research
Denver, Colorado

John E. Repine, Ph.D.
James J. Waring Professor of Medicine, University of Colorado Health Sciences Center
President and Director, Webb-Waring Institute for Biomedical Research
Denver, Colorado

(ad hoc)
Gerald D. Mayer, Ph.D.
Director, OXIS International, Inc.
Cincinnati, Ohio




Management

Anna D. Barker, Ph.D.
President and Chief Executive Officer

Charles A. Martin
Vice President of Diagnostics Marketing and Sales

Paul A. Mueggler, Ph.D.
Vice President of Diagnostic Technical Operations

Jon S. Pitcher
Vice President of Finance and Administration
Chief Financial Officer

Timothy C. Rodell, M.D.
Chief Operating Officer

Lynda M. Taylor
Vice President of Quality Assurance and Regulatory Affairs

Jean-Claude Yadan, Ph.D.
Scientific Director, OXIS International SA

John Ziemniak, Ph.D.
Vice President of Pharmaceutical Development




Board of Directors

Anna D. Barker, Ph.D.
President and Chief Executive Officer
OXIS International, Inc.
Portland, Oregon

Timothy Biro
General Partner
Brantley Venture Partners II, LLP
Brantley Venture Partners III, LLP
Cleveland, Ohio

Stuart S. Lang
Managing Member
The Lang Group
Portland, Oregon

Gerald Mayer, Ph.D.
Retired
Cincinnati, Ohio

James D. McCamant
President
Piedmont Venture Group
Berkeley, California

David Needham, Ph.D.
Consultant
Alta Berkeley Associates
London, United Kingdom

Ray R. Rogers
Chairman of the Board
OXIS International, Inc.
Portland, Oregon

A.R. Sitaraman
President and Chief Executive Officer
Sitrex International, Inc.
Glendale, California

Corporate Headquarters

OXIS International, Inc.
6040 N. Cutter Circle
Suite 317
Portland, OR 97217-3935
503-283-3911


Annual Report Form 10-K

A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available without charge on request to:

Investor Relations
OXIS International, Inc.
6040 N. Cutter Circle
Suite 317
Portland, OR 97217-3935
503-283-3911


Annual Meeting

The Annual Meeting of Stockholders will be held at 2:00 PM on Thursday, June 13, 1996 at The Vintage Plaza Hotel, 627 SW Washington, Portland, Oregon


Transfer Agent and Registrar

Boston EquiServe
P.O. Box 644
Boston, MA 02102
1-800-442-2001


Corporate Counsel

Jackson, Tufts, Cole & Black
San Jose, California

         ------------------------------------------------------------

OXIS International, Inc. has an estimated 7,000 shareholders, including approximately 2,500 shareholders who have shares in the names of their stockbrokers. The Company utilizes its assets to develop its business and, consequently, has never paid a dividend and does not expect to pay dividends in the foreseeable future.

OXIS' common stock is traded on the NASDAQ National Market System using the symbol OXIS. Recent quarterly prices of the Company's common stock are as follows:

                           1995                             1994
             -------------------------------    -----------------------------
               4th      3rd     2nd     1st      4th     3rd     2nd     1st
     High    2 13/16   3 1/2   4 1/2   2 7/8    3 1/8   3 1/2   4       4 3/8
     Low       1 1/8   2 1/4   1 3/4   1 5/8    1 3/8   2 1/2   2 5/8   3 1/8


                                   OXIS INTERNATIONAL, INC.
                PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
P

R            The undersigned hereby appoints Anna D. Barker and Ray R. Rogers, and each of them, as Proxies, each with the power to appoint his or her
O substitute, to represent and to vote, as designated on the reverse side, all the shares of Common and Preferred Stock of OXIS International, Inc.
X held of record by, or otherwise entitled to be voted by, the undersigned on April 19, 1996 at the 1996 Annual Meeting of Stockholders of OXIS
Y International, Inc., to be held on June 13, 1996 and any adjournment or postponement thereof.

                                                                    SEE REVERSE
                        CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE

[X] Please mark
    votes as in
    this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are indicated, the Proxies will vote FOR Proposals 1, 2 and 3.

1.  ELECTION OF DIRECTORS
Nominees: Anna D. Barker, Ph.D.; Timothy G. Biro; Stuart S. Lang; James D. McCamant; Gerald D. Mayer, Ph.D.; David A. Needham, Ph.D.; Ray R. Rogers; A.R. Sitaraman.
                                            FOR     WITHHELD
                                            [_]       [_]

[_]_________________________________________
   For all nominees, except as noted above

2. To approve the proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized number of Common Shares from 25,000,000 to 40,000,000 and to increase the authorized number of Preferred Shares from 5,000,000 to 15,000,000.
                                            FOR     AGAINST     ABSTAIN
                                            [_]       [_]         [_]

3. To approve the proposal to amend the 1994 Stock Incentive Plan increasing the number of shares issuable thereunder to 2,200,000 shares of the Company's Common Stock.
                                            FOR     AGAINST     ABSTAIN
                                            [_]       [_]         [_]

4.  OTHER MATTERS
    The Proxies are authorized to vote in their discretion, upon such other matters as may properly come before the meeting, and any adjournment or postponement thereof.

MARK HERE   [_]                        If stock is held jointly, signatures
FOR ADDRESS                            should include both names, if stock is
CHANGE AND                             held by executors, administrators,
NOTE BELOW                             trustees, guardians and others signing in
                                       a representative capacity, please give
                                       full title. If stock is held by a
                                       corporation, please sign in full
                                       corporate name and give name and title of authorized officer. If stock is held by a partnership, please sign in partnership name by authorized person.

                                       Signature: _________________ Date: ______

                                       Signature: _________________ Date: ______

PLEASE MARK, DATE, SIGN AND MAIL THIS
PROXY PROMPTLY IN THE RETURN ENVELOPE
ENCLOSED.